SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 14a-12

CRITICAL PATH, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Critical Path, Inc.

350 The Embarcadero
San Francisco, California 94105-1204

May 20, 2003

To the Shareholders:

      I am pleased to invite you to attend the Annual Meeting of Shareholders of Critical Path, Inc. to be held on Wednesday, June 25, 2003 at 10:00 a.m. local time at the Park Hyatt hotel located at 333 Battery Street, San Francisco, California.

      The agenda for this year’s meeting is identified and described in the enclosed materials. The Proxy Statement describes in detail the proposed items to be presented to the shareholders at the meeting. I encourage you to read the proxy carefully.

      I am delighted you have chosen to invest in Critical Path, Inc. and hope that, whether or not you plan to attend the Annual Meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy card in the envelope provided. Your vote is important. Voting by written proxy will ensure your representation at the Annual Meeting even if you do not attend in person.

      A copy of the Company’s Annual Report to Shareholders has been mailed with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.

Sincerely,

William E. McGlashan, Jr.
Chief Executive Officer and
Chairman of the Board of Directors

CRITICAL PATH, INC.

350 The Embarcadero
San Francisco, California 94105-1204
(415) 541-2500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS — JUNE 25, 2003

To the Shareholders:

      The Annual Meeting of Shareholders of Critical Path, Inc., a California corporation (the “Company”), will be held on Wednesday, June 25, 2003, at 10:00 a.m. local time at the Park Hyatt hotel located at 333 Battery Street, San Francisco, California:

•	Elect six directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

•	Approve a) a capital restructuring proposal to permit the Board of Directors, at its sole discretion, to amend Critical Path’s Amended and Restated Articles of Incorporation to effect a reverse stock split of Critical Path’s common stock at a specific ratio to be determined by the Board of Directors within a range from 1-for-2 to 1-for-10; and b) the form of the Certificate of Amendment to the Amended and Restated Articles of Incorporation by which the Board of Directors may consummate such action;

•	Approve an amendment to the Company’s Bylaws to increase the authorized number of directors on the Board of Directors from the current range of four (4) and seven (7) directors to a range of five (5) and nine (9) directors;

•	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the 2003 fiscal year; and

•	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

      The names and biographies of the nominees for director are set forth in the enclosed Proxy Statement.

      All shareholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to ensure your representation at the Annual Meeting, please carefully read the accompanying Proxy Statement that describes the matters to be voted on at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all of your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

      Only shareholders of record at the close of business on May 13, 2003 (the “Record Date”) are entitled to notice of and to vote at this meeting and at any continuation or adjournment thereof. Please note that if your shares are held in “street name,” that is in the custody of a financial institution or other holder of record, you will vote through the institution or holder in whose name the shares are held. If you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

Michael J. Zukerman
Senior Vice President, General Counsel and Secretary

San Francisco, California

May 20, 2003

SOLICITATION OF PROXY, REVOCABILITY AND VOTING
PROPOSAL NO. 1
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION COMMITTEE
STOCK PRICE PERFORMANCE GRAPH
TRANSACTIONS WITH RELATED PARTIES
PROPOSAL NO. 2
APPROVAL OF GRANT OF AUTHORITY TO BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT BY AMENDMENT TO ARTICLES OF INCORPORATION
PROPOSAL NO. 3
APPROVAL OF AMENDMENT TO BYLAWS
PROPOSAL NO. 4
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE1
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION
Appendix A

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Critical Path, Inc., a California corporation (the “Company” or “Critical Path”), for use at the 2003 Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Wednesday, June 25, 2003 at the Park Hyatt hotel located at 333 Battery Street, San Francisco, California.

      The approximate date on which this Proxy Statement and the accompanying Proxy are first being sent to shareholders is on or about May 23, 2003.

Voting

      Only shareholders of record of the Common Stock of the Company (“Common Stock”), including the holders of certain securities that are convertible into or exchangeable for Common Stock at the close of business on May 13, 2003 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Common Stock is entitled to one vote. Cumulative voting is not permitted. On May 13, 2003, there were 138,890,938 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible voting securities. Therefore, the presence at the Annual Meeting, either in person or by proxy, of a majority, or 69,445,470 shares of Common Stock, including the number of shares of Common Stock issuable upon conversion or exchange of certain securities into Common Stock, will constitute a quorum for the transaction of business at the Annual Meeting. See the section entitled Special Note About Outstanding Shares for further information on the Common Stock issuable upon the conversion or exchange of certain securities.

      Directors are elected by a plurality vote. The six nominees for director who receive the most votes cast in favor will be elected. Proposal Two must be approved by the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible or exchangeable voting securities, whether or not represented by proxy at the Annual Meeting. In accordance with the Company’s Certificate of Designation of Preferences of Series D Cumulative Redeemable Convertible Participating Preferred Stock, Proposal Two must also be approved by a majority of the outstanding shares of the Series D Cumulative Redeemable Convertible Participating Preferred Stock (“Series D Preferred Stock”), voting together as a single class. Approval of Proposal Three requires the affirmative vote of at least 66 2/3% of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible or exchangeable voting securities, whether or not represented by proxy at the Annual Meeting. Accordingly, for purposes of Proposal Two and Three, abstentions and broker non-votes will count as votes AGAINST Proposal Two and Three. Proposal Four requires the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy and entitled to vote, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible or exchangeable voting securities.

      Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present. Broker non-votes occur when a nominee, such as a financial institution, returns a proxy, but does not have the authorization from the beneficial owner to vote the owner’s shares on a particular proposal because the nominee did not receive voting instructions (via proxy vote) from the beneficial owner. An automated system administered by ComputerShare Trust Company, Inc., the Company’s transfer agent, will tabulate votes cast by proxy and an employee of the transfer agent will serve as inspector of elections for the Common Stock and will tabulate votes cast in person at the Annual Meeting. An employee of the transfer agent also will tabulate separately affirmative and negative votes, abstentions and broker non-votes.

      Shareholders may vote their shares at the Annual Meeting in person. If any shareholder is unable to attend the Annual Meeting, such shareholder may vote by proxy. The enclosed proxy card, when returned properly completed, will be voted as you direct on the proxy card. Should you receive more than one proxy card because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card to ensure that all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted. If the enclosed form of proxy card is properly signed, dated and returned, the shares represented thereby will be voted at the Annual Meeting by the proxyholders in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each of the six nominees to the Board listed in the proxy card, unless the authority to vote for the election of any such nominee is withheld. If no contrary instructions are given, the proxy will be voted FOR the approval of Proposals Two, Three and Four. The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal at the Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters.

      Holders of Exchangeable Shares, as defined in the section entitled Special Note About Outstanding Shares, will receive separate information regarding the exercise of their voting rights, which information accompanies this Proxy Statement. Holders of the Series D Preferred Stock will also receive separate additional information regarding the exercise of their voting rights.

Revocability of Proxies

      Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing an instrument of revocation with the Secretary of the Company or by the presentation, at the meeting, of a duly executed proxy bearing a later date. It also may be revoked by attending the meeting and electing to vote in person.

Solicitation

      The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material that may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company may retain the services of an outside proxy solicitation firm at an estimated cost of approximately $10,000 to $15,000. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation for such solicitation. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about May 23, 2003.

Special Note About Outstanding Shares

      Unless otherwise indicated, references to outstanding shares of Common Stock includes 1,696,401 shares of Common Stock issuable to non-affiliates of the Company upon the exchange of Class A Non-Voting preference shares of Critical Path Messaging Co., a Nova Scotia subsidiary of the Company, for Common Stock of the Company (the “Exchangeable Shares”). The Exchangeable Shares can be exchanged at any time for Common Stock of the Company upon the election of the holder. The holders of Exchangeable Shares are entitled to vote by directing the holder of the share of Special Voting Stock of the Company (“Special Voting Share”). The Special Voting Share has one vote for each share of Class A Non-Voting stock outstanding and held by non-affiliates.

      Unless otherwise indicated, references to outstanding shares of Common Stock includes 58,435,596 shares of Common Stock that would be issuable if the 4,000,000 issued and outstanding shares of the Series D Preferred Stock converted into Common Stock on May 13, 2003. The Series D Preferred Stock is convertible into Common Stock at any time upon the election of the holder. Every share of Common Stock into which the Series D Preferred Stock would convert is entitled to one vote.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      At the Annual Meeting, six directors are to be elected to serve until the next Annual Meeting and until their successors are duly elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the election of William E. McGlashan, Jr., William S. Cohen, Ross Dove, Raul J. Fernandez, Wm. Christopher Gorog and Steven R. Springsteel as directors unless authority to vote for any such nominee is withheld. The six nominees receiving the highest number of votes will be elected. In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee named by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

      Under the terms of the Company’s agreement with the holders of Series D Preferred Stock, as long as 500,000 shares of the Series D Preferred Stock remain outstanding and certain investors hold at least a majority of the outstanding Series D Preferred Stock, they are entitled to elect one director to the Company’s Board of Directors. The director representing the holders of Series D Preferred Stock is William E. Ford.

      Set forth below are the titles, biographical summaries and ages of (i) the six individuals (all of whom are current directors of the Company) that have been nominated by the Board for election as directors; (ii) William E. Ford, the director elected by the holders of Series D Preferred Stock in December 2001, who is not up for re-election at this time, and (iii) the executive officers of the Company.

Board of Directors

      The current directors and nominees for director of Critical Path and their ages as of April 25, 2003 are as follows:

Name	Age	Position

William E. McGlashan, Jr.	39	Chairman of the Board
The Honorable William S. Cohen	62	Director
Ross Dove(1)	50	Director
Raul J. Fernandez(2)	36	Director
William E. Ford(1)(2)	41	Director
Wm. Christopher Gorog	50	Director
Steven R. Springsteel(1)	45	Director

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Compensation Committee of the Board of Directors.

      William E. McGlashan, Jr. has served as a director and Chief Executive Officer of the Company since December of 2001 and as Chairman of the Board since June 2002. Mr. McGlashan joined the Company in April 2001 as our Interim President and Chief Operating Officer. He was appointed Interim Chief Executive Officer in August 2001. Prior to joining the Company, from 2000 to 2001, Mr. McGlashan served as the chief executive officer and founder of the Vectis Group LLC, an investment company. Prior to his tenure at Vectis, he was a venture partner at Whitney and Co., a venture capital firm, and was also the co-founder and president of Pharmanex, a phyto-pharmaceutical company from 1995 to 2000. He co-founded and served as chief executive officer of Generation Ventures, a firm funded by Whitney & Co., from 1993 to 1995 and also co-founded and served as president for TRADE, Inc. from 1991 to 1993. Prior to that, Mr. McGlashan was a senior associate at Bain Capital from 1990 to 1991.

      The Honorable William S. Cohen has served as a director of the Company since July 2002. Since January 2001, Secretary Cohen has served as chairman and chief executive officer of The Cohen Group, an international strategic business consulting firm. From January 1997 to December 2000, Secretary Cohen served as the United States Secretary of Defense. From 1979 to January 1997, Secretary Cohen served as a U.S. Senator for the State of Maine. From 1973 to 1979, Secretary Cohen served as a U.S. Representative from Maine’s Second Congressional District. Secretary Cohen also serves as a director on the boards of Cendant Corporation, Viacom Inc, the Nasdaq Stock Market, Inc., IDT Corporation, and Head NV.

      Ross Dove has served as a director of the Company since April 2003. Since 1980, Mr. Dove has served as chairman and chief executive officer of DoveBid, Inc.

      Raul J. Fernandez has served as a director of the Company since December 2001. Since January 2003, Mr. Fernandez has held the position of Special Advisor to General Atlantic Partners, LLC. From June 2001 to January 2003, Mr. Fernandez was the chief executive officer of Dimension Data North America. He had been appointed to the Board of Directors of Dimension Data Holdings Group in September 2001 following the Group’s acquisition of Proxicom Corporation, which directorship terminated in July 2002. Prior to that, Mr. Fernandez was the founder and chief executive officer of Proxicom serving since his founding of the Company in 1991. Mr. Fernandez is also a member of the Board of Directors of Liz Claiborne, Inc.

      William E. Ford has served as a director of the Company since December 2001. Mr. Ford is a managing member at General Atlantic Partners LLC, a private equity firm that invests in information technology, process outsourcing and communications businesses on a global basis, where he has worked since 1991. Mr. Ford has served in various executive positions with several entities that form part of General Atlantic’s investment group. From 1987 to 1991, Mr. Ford worked at Morgan Stanley & Co. as an investment banker, where he was a member of the merger and acquisition and corporate finance departments. Mr. Ford also serves as a director on the boards of Chordiant Software, Inc., Computershare Limited, SoundView Technology Group, Inc. and a number of private companies in which General Atlantic is an investor.

      Wm. Christopher Gorog has served as director of the Company since March 2003. He has been the chairman and chief executive officer of Roxio, Inc. since September 2001 and served as the chief executive officer, president and as a director since August 2000. From February 1999 to September 2000, Mr. Gorog served as a consultant in the entertainment and media industry, including serving as advisor to J.H. Whitney, an asset management company, in HOB Entertainment, Inc.’s acquisition of Universal Concerts. From November 1995 to February 1999, Mr. Gorog served as president of new business development at Universal Studios, an entertainment company. From January 1995 to November 1995, Mr. Gorog served as executive vice president of group operations at Universal Studios.

      Steven R. Springsteel has served as director of the Company since April 2003. Mr. Springsteel has been senior vice president of finance and administration and chief financial officer of Verity, Inc., a provider of enterprise software, since January 2003. From November 2001 to January 2003, Mr. Springsteel was chief operating officer and chief financial officer of Sagent Technology, Inc., an enterprise business intelligence software company. He remains a director of Sagent Technology, Inc. Prior to joining Sagent Technology, Inc., he was chief operating officer and chief financial officer of NOCpulse, a provide of operation support system technology from 2000 to 2001. From 1996 to 2000, Mr. Springsteel served as executive vice president and chief financial officer of Chordiant Software.

Vote Required

      The Board of Directors has nominated William E. McGlashan, Jr., Ross Dove, William S. Cohen, Raul J. Fernandez, Wm. Christopher Gorog and Steve Springsteel for election as directors. The six nominees receiving the highest number of votes will be elected. William E. Ford is elected by vote of the holders of the Series D Preferred Stock.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SIX NOMINEES AS DIRECTORS OF THE COMPANY.

UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PROXY HOLDERS NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF THE SIX NOMINEES AS DIRECTORS OF THE COMPANY.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

      Compensation of Directors. The Company reimburses each member of its Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. Commencing with the appointment of a new chairman of the Audit Committee in April 2003, the Company pays $2,000 to the chairman for each Audit Committee meeting the chairman attends. No member of the Company’s Board of Directors receives any additional cash compensation for services rendered as a director. It has been the Board’s practice to grant non-employee directors a one time option to purchase 300,000 shares of Common Stock at the time of joining the Board vesting over a four year period. However, where warranted and deemed to be in the best interests of the Company, the Company may grant additional options to directors at the time of joining the Board, or from time to time thereafter in connection with committee service or otherwise.

      Meetings of the Board of Directors. During fiscal 2002, there were ten meetings of the Board of Directors, and the Board of Directors took action by written consent one additional time. During that period or such shorter period as a director served, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served.

      Compensation Committee. Critical Path’s Compensation Committee currently consists of two non-employee directors, William E. Ford and Raul J. Fernandez, who each have served on the Committee since December 2001 throughout 2002. The Compensation Committee met six times during 2002 and acted by written consent an additional two times. The Committee is responsible for determining salaries, bonuses, stock option grants, incentives and other forms of compensation for Critical Path’s directors and officers and administering the Company’s various stock and incentive compensation and benefit plans.

      Audit Committee. Critical Path’s Audit Committee in 2002 consisted of three non-employee directors: William E. Ford, Raul J. Fernandez and Jeffrey T. Webber. The Audit Committee met four times during 2002. The Audit Committee currently consists of three non-employee directors: William E. Ford, Ross Dove and Steven R. Springsteel. The Audit Committee meets independently with representatives of the Company’s independent accountants and with representatives of senior management. The committee reviews the general scope of the Company’s accounting, reporting, annual audit, matters relating to internal control systems and the fee charged by the independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company’s independent accountants and for the engagement or discharge of the Company’s independent accountants.

Compensation Committee Interlocks and Inside Participation

      During fiscal 2002, Raul J. Fernandez and William E. Ford, both non-employee directors of the Company, served at various times on the Compensation Committee. During 2002, no member of the Company’s Board of Directors or Compensation Committee served as a member of the Board of Directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. To its knowledge, the Company believes that during the fiscal year ended December 31, 2002, its officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with the exception of the following late filings: Jeffrey Webber, a former director, failed to file a Form 4 to report the transfer of an option to buy Common Stock which took place on February 12, 2003. In making this statement, the Company has relied upon the written representations of its directors and officers.

Executive Officers and Other Key Employees

      The executive officers and other key employees of Critical Path and their ages as of April 25, 2003 are as follows:

Name	Age	Position

William E. McGlashan, Jr.	39	Chief Executive Officer
Robert Allen (Al) Shipp	46	President
Paul Bartlett	42	Chief Financial Officer and Executive Vice President, Corporate Development
Bernard Harguindeguy	45	Executive Vice President and Chief Marketing Officer
Patrick Tracy Currie	41	Executive Vice President, Operations and General Manager of Hosted Operations
Michael J. Zukerman	43	Senior Vice President, General Counsel and Secretary
Menelaos (Michael) Serbinis	29	Chief Technology Officer
Barry Twohig	36	Senior Vice President, Engineering

      William E. McGlashan, Jr. has served as a director and Chief Executive Officer of the Company since December of 2001 and as Chairman of the Board since June 2002. Mr. McGlashan joined the Company in April 2001 as our Interim President and Chief Operating Officer. He was appointed Interim Chief Executive Officer in August 2001. Prior to joining the Company, from 2000 to 2001, Mr. McGlashan served as the chief executive officer and founder of the Vectis Group LLC, an investment company. Prior to his tenure at Vectis, he was a venture partner at Whitney and Co., a venture capital firm, and was also the co-founder and president of Pharmanex, a phyto-pharmaceutical company from 1995 to 2000. He co-founded and served as chief executive officer of Generation Ventures, a firm funded by Whitney & Co., from 1993 to 1995 and also co-founded and served as president for TRADE, Inc. from 1991 to 1993. Prior to that, Mr. McGlashan was a senior associate at Bain Capital from 1990 to 1991.

      Robert Allen (Al) Shipp has served as our President since October 2002. Prior to joining Critical Path, Mr. Shipp served as senior vice president of worldwide field operations at Inktomi Corp. from October 2001 to September 2002. Prior to that he worked for BEA Systems from December 1999 to October 2001, most recently as president of the eCommerce Server Division. Prior to that, he was at IBM for 17 years, most recently as vice president of sales, western region from April 1998 to December 1999, and as vice president, industry solutions sales from October 1997 to April 1998.

      Paul Bartlett has served as our Chief Financial Officer and Executive Vice President, Corporate Development since February 2003. In April 2002, he joined Critical Path as Executive Vice President, Corporate Development. From June 2001 to April 2002, Mr. Bartlett was an independent business consultant. From November 2000 to June 2001, Mr. Bartlett worked at Quintus Corporation from April 2000 to November 2000, serving as its chief executive officer and prior to that as its chief operating officer. In 2001, Quintus Corporation filed a petition under the Federal bankruptcy laws while Mr. Bartlett was serving as its chief executive officer. From October 1996 to March 2000, Mr. Bartlett was president and a director of Hall Kinion and Associates.

      Bernard Harguindeguy has served as our of Executive Vice President and Chief Marketing Officer since January 2002. Before joining Critical Path, from June 2000 to January 2002, Mr. Harguindeguy was an independent consultant serving various technology companies. From December 1996 to September 1999, he served as chief executive officer of Worldtalk Communications Corporation.

      Patrick Tracy Currie has served as our Executive Vice President, Operations and General Manager, Hosted Operations since November 2002 and prior to that served as a consultant to the Company from July 2002. From December 2000 to July 2002, Mr. Currie founded and served as president of CTD, LLC, a business consulting company providing services to technology industry clients. Prior to his founding of CTD, from September 2000 to November 2000, Mr. Currie headed a start-up venture called MSP Holdings, funded by Thoma-Cressey Equity Partners. Prior to that from May 1996 to August 2000, Mr. Currie served as senior vice president of Tanning Technology Corporation, a professional services firm.

      Michael J. Zukerman has served as our Senior Vice President, General Counsel and Secretary since June 2001. From July 1999 to June 2001, he was vice president of business development for Driveway Corporation, a provider of web-based file storage services. Prior to that, Mr. Zukerman was senior vice president of business development, general counsel and secretary at Sega.com, Inc. from October 1996 to June 1999. From 1989 to October 1996, Mr. Zukerman worked at Netopia, Inc. (formerly Farallon Communications), where he last served as vice president and general counsel. Prior to that, Mr. Zukerman was an attorney with Brobeck, Phleger & Harrison LLP.

      Menelaos (Michael) Serbinis has served as our Chief Technology Officer since February 2001. Mr. Serbinis joined Critical Path as its Chief Security Officer in March 2000 and served in this capacity until February 2001. From November 1997 to March 2000, Mr. Serbinis was the chief technology officer of The docSpace Company, which he co-founded in November 1997. From September 1996 to October 1997, Mr. Serbinis was a software engineer for Total Control, a subsidiary of General Electric. From April 1996 to August 1996, Mr. Serbinis was responsible for search engine engineering at Zip2 Corporation.

      Barry Twohig has served as our Senior Vice President, Engineering since October, 2002 and as Vice President, Messaging since November 2000, after joining the Company as a result of the acquisition of ISOCOR Corporation, where he held Director of Engineering and other engineering management positions, since February 1995. From August 1988 to January 1995, Mr. Twohig served in various roles at Retix Corporation.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Principal Shareholders

      The following table sets forth certain information regarding beneficial ownership of common stock as of April 23, 2003 by:

•	each person or entity known to Critical Path to own beneficially more than 5% of Critical Path’s Common Stock;

•	each of Critical Path’s directors;

•	the Chief Executive Officer of the Company as of December 31, 2002, each of the three other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 during the year ended December 31, 2002, and two former executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 2002 but who are no longer employed with the Company (collectively, the “Named Executive Officers”); and

•	all executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership

		Shares of				Percent of Class
	Shares of	Series D	Right to Acquire			Beneficially Owned		Percent of
	Common	Preferred	Beneficial Ownership					Voting
	Stock	Stock	of Common Stock		Total of		Series D	Securities
Name and Address of Beneficial	Beneficially	Beneficially	Within 60 Days of		Common	Common	Preferred	Beneficially
Owner(1)	Owned	Owned	April 23, 2003		Stock	Stock(2)	Stock(2)	Owned(2)

5% Shareholders
General Atlantic Partners, LLC and affiliated entities(3)	—	2,545,455	39,524,595		39,524,595	—	63.6	33.0
3 Pickwick Plaza Greenwich, CT
Scott Smith and affiliated entities(4)	4,287,551	—	—		4,287,551	5.4	—	5.4
c/o Camelot Management Corp. 3 Pickwick Plaza Greenwich, CT
Purnendu Chatterjee and affiliated entities(5)	5,467,675	—	—		5,467,675	6.8	—	6.8
888 Seventh Avenue New York, NY 10106
Cheung Kong (Holdings) Limited and affiliated entities(6)	—	872,727	12,694,141		12,694,141	—	21.8%	13.7%
8th floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong
Vectis Group, LLC and affiliated entities(7)	—	581,818	8,927,760		8,927,760	*	14.6	10.0
c/o BPM 600 California Street Suite 1300 San Francisco, CA 94180
Directors and Named Executive Officers
William E. McGlashan, Jr.	1,121,152 (8)	581,818	9,882,089	(9)	11,003,241	3.2	14.6	12.2
Paul Bartlett	—	—	281,249	(10)	281,249	*	—	*
Bernard Harguindeguy	—	—	—		—	—	—	—
William S. Cohen	—	—	62,500	(11)	62,500	*	—	*
Ross Dove(12)	—	—	6,250		6,250	*	—	*

	Amount and Nature of Beneficial Ownership

			Shares of				Percent of Class
	Shares of		Series D	Right to Acquire			Beneficially Owned		Percent of
	Common		Preferred	Beneficial Ownership					Voting
	Stock		Stock	of Common Stock		Total of		Series D	Securities
Name and Address of Beneficial	Beneficially		Beneficially	Within 60 Days of		Common	Common	Preferred	Beneficially
Owner(1)	Owned		Owned	April 23, 2003		Stock	Stock(2)	Stock(2)	Owned(2)

Raul J. Fernandez	210,000	(13)	—	175,000	(14)	385,000	*	—	*
William E. Ford	—		2,545,455	39,699,595	(15)	39,699,595	*	63.6	33.1
Wm. Christopher Gorog	—			18,750	(16)	18,750	*	—	*
Steven R. Springsteel(17)	—		—	6,250		6,250	*	—	*
Laureen DeBuono	—		—	925,019	(18)	925,019	1.1	—	1.1
David Hayden	2,242,416		—	6,197,256	(19)	8,439,672	2.8	—	9.8
Pierre Van Beneden	—		—	1,319,443	(20)	1,319,443	1.6	—	1.6
All Named Executive Officers and current directors, nominees and executive officers as a group (17 persons)(21)	3,592,416		3,127,273	60,174,786		63,767,202	4.5	78.2	45.4

*	Amount represents less than 1% of the Company’s Common Stock.

(1)	Unless otherwise indicated, the address for each of the executive officers and directors above is c/o Critical Path, Inc., 350 The Embarcadero, San Francisco, California 94105-1204.

(2)	Applicable percentage ownership of Common Stock is based on 80,147,698 shares of Common Stock issued and outstanding as of April 23, 2003 including 1,700,457 shares of Common Stock issuable upon exchange of Exchangeable Shares as described under the section of this Proxy Statement entitled Special Note About Outstanding Shares. Applicable percentage ownership of Series D Preferred Stock is based on 4,000,000 shares of Series D Preferred Stock issued and outstanding on April 23, 2003. Applicable percentage ownership of voting securities is based on 138,329,194 shares of Common Stock issued and outstanding as of April 23, 2003, including all shares of Series D Preferred Stock convertible into Common Stock and the shares of Common Stock issuable upon exchange of Exchangeable Shares. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or convertible or exchangeable into such shares of Common Stock, held by that person, that are currently exercisable or exercisable within 60 days of April 23, 2003 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of another person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

(3)	According to a Schedule 13D dated December 21, 2001, filed jointly by General Atlantic Partners, LLC (“GAP”), General Atlantic Partners 74, L.P. (“GAP 74”), GapStar, LLC (“GapStar”) and GAP Coinvestment Partners II, L.P. (“GAPCO” and, collectively with GAP, GAP 74 and GapStar, the “Reporting Persons”), the Reporting Persons own no shares of the Company’s Common Stock. The Reporting Persons report collective beneficial ownership as to 2,545,455 shares of the Company’s Series D Preferred Stock, which were initially convertible into 33,333,339 shares of Common Stock, and warrants to purchase 2,500,000 shares of Common Stock that are exercisable within 60 days of April 23, 2003. GAP is the general partner of GAP 74 and the sole member of GapStar. The managing members of GAP (other than Klaus Esser) are also the general partners of GAPCO. GAP and the managing members of GAP report shared voting and dispositive power of the 2,545,455 shares of Series D Preferred Stock and the warrants to purchase 2,500,000 shares of Common Stock held by the Reporting Persons. GAP 74 owns 2,091,218 shares of Series D Preferred Stock or 27,384,997 shares of Common Stock on an as converted basis and owns warrants to purchase 2,053,874 shares of Common Stock. GapStar owns 159,091 shares of Series D Preferred Stock or 2,083,335 shares of Common Stock on an as converted basis. and owns warrants to purchase 156,250 shares of common stock. GAPCO owns 295,146 shares of Series D Preferred Stock or 3,865,007 shares of Common Stock on an as converted basis and warrants to purchase 289,876 shares of Common Stock. The number of shares of Common Stock into which the Series D Preferred Stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D. The number of shares of Common Stock as reflected in the table does include such accretion of dividends.

(4)	Scott Smith filed a Schedule 13G/ A, dated as of February 11, 2003, with the Securities and Exchange Commission on behalf of himself and related parties described herein. According to the Schedule 13G/ A, shares are held for the account of Camelot Management Corporation, Camelot Offshore Fund Limited and Scott Smith. Scott Smith is an officer of Camelot Management Corporation and a director of Camelot Offshore Fund Limited. Scott Smith reported beneficial ownership of 4,287,551 shares of Common Stock as of December 31, 2002. The shares held consist of 1,073,300 shares of Common Stock held for the account of Camelot Management Corporation, 1,073,300 shares of Common Stock held for the account of Camelot Offshore Fund Limited and 4,287,551 shares of Common Stock held for the account of Scott Smith. The reporting person reported shared voting power over 4,287,551 shares and shared dispositive power over 4,287,551 shares.

(5)	Purnendu Chatterjee filed a Schedule 13G, dated as of February 14, 2003, with the Securities and Exchange Commission on behalf of himself and related parties described herein. Purnendu Chatterjee reported beneficial ownership of 5,467,675 shares of Common Stock as of December 31, 2002. Shares are held for the accounts of Winston Partners, L.P., a Delaware limited partnership, Chatterjee Fund Management, L.P., a Delaware limited partnership, a Cayman Islands Exempted Limited Partnership and the reporting person. Chatterjee Fund Management, L.P. in the general partner of Winston Partners, L.P. The reporting person is the sole general partner of Chatterjee Fund Management, L.P. Chatterjee Management Company, a Delaware corporation serves as investment manager of the Cayman Islands Exempted Limited Partnership. Chatterjee Management Company is controlled by the reporting person. The shares held consist of 2,812,875 shares of Common Stock, held for the account of Winston Partners, L.P., 739,821 shares of Common Stock held for the account of Chatterjee Fund Management, L.P. and 1,914,979 shares of Common Stock held for the account of the Cayman Islands Exempted Limited Partnership. The reporting person reported sole voting power over 5,467,675 shares and sole dispositive power over 5,467,675 shares.

(6)	According to a Schedule 13D dated December 22, 2001, filed by jointly by Cheung Kong (Holdings) Limited (“Cheung Kong”), Campina Enterprises Limited, an indirect wholly-owned subsidiary of Cheung Kong (“Campina”), Hutchison Whampoa Limited (“HWL”), an entity in which Cheung Kong holds a 49.97% interest and Cenwell Limited, an indirect wholly-owned subsidiary of HWL (“Cenwell”), Campina and Cenwell hold 436,363 and 436,364 shares of the Company’s Series D Preferred Stock, respectively, each convertible into 5,714,278 shares of the Company’s Common Stock. Cheung Kong and Campina report shared voting and dispositive power as to the shares held by Campina. Cheung Kong, HWL and Cenwell reported shared voting and dispositive power as to the shares held by Campina. Cheung Kong, HWL and Cenwell reported shared voting and dispositive power as to the 436,364 shares of Series D Preferred Stock held by Cenwell. Cheung King disclaims beneficial ownership of the 5,714,278 shares of common stock beneficially owned by Cenwell. The number of shares of Common Stock into which the Series D Preferred Stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D or 13G. The number of shares of Common Stock as reflected in the table does include such accretion of dividends.

(7)	Vectis Group LLC (“Vectis”) filed a Schedule 13G, dated as of April 30, 2002, with the Securities and Exchange Commission on behalf of itself and related parties. According to the Schedule 13G, shares are held for the account of Vectis, a Delaware limited liability company, the reporting person. William McGlashan, Matthew Hobart and Peter Kellner are the managing members of Vectis. The shares held consist of (i) 7,618,906 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock and (ii) 465,000 shares of common stock issuable subject to warrants currently exercisable in full. Excludes shares held individually by the principals of Vectis and shares beneficially owned by the principals of Vectis subject to options exercisable within 60 days of April 23, 2003. The number of shares of Common Stock into which the Series D Preferred Stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D or 13G. The number of shares of Common Stock as reflected in the table does include such accretion of dividends.

(8)	Includes (i) 1,000,000 shares of common stock purchased by Mr. McGlashan through an early option exercise pursuant to a promissory note and stock pledge agreement for the benefit of the Company, and subject to a lapsing right of repurchase by the Company, and (ii) 80,000 shares of common stock purchased by Mr. McGlashan’s spouse.

(9)	Includes (i) 954,329 shares subject to options exercisable within 60 days of April 23, 2003, (ii) 465,000 shares subject to warrants to purchase shares of common stock held by Vectis Group LLC and exercisable within 60 days of April 23, 2003, and (iii) 7,618,906 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock. See footnote (7) above. Mr. McGlashan disclaims beneficial ownership of the securities held by Vectis Group LLC and its affiliates within the meaning of Rule l3d-3 under the Securities Exchange Act of 1934. Excludes all shares subject to options issued to other Vectis principals as part of their individual employment agreements with the Company. Also excludes all shares individually owned by other Vectis principals.

(10)	Consists of 281,249 shares subject to options exercisable within 60 days of April 23, 2003.

(11)	Consists of 62,500 shares subject to options exercisable within 60 days of April 23, 2003.

(12)	Mr. Dove became a director on April 24, 2003. He was granted an option to purchase 300,000 shares of Common Stock on April 24, 2003. The number in the table reflects 6,250 shares subject to options exercisable within 60 days of April 23, 2003.

(13)	Includes 10,000 shares of common stock held by Mr. Fernandez’s spouse.

(14)	Consists of 175,000 shares subject to options exercisable within 60 days of April 23, 2003.

(15)	Includes 39,524,595 shares issuable upon the conversion of the Series D Preferred Stock and exercise of warrants to purchase shares of common stock. See footnote (3) above. Mr. Ford disclaims beneficial ownership of the securities described in footnote (3) above except to the extent of his pecuniary interest therein. Also includes 175,000 shares subject to options exercisable within 60 days of April 23, 2003.

(16)	Consists of 18,750 shares subject to options exercisable within 60 days of April 23, 2003.

(17)	Mr. Springsteel became a director on April 24, 2003. He was granted an option to purchase 300,000 shares of Common Stock on April 24, 2003. The number in the table reflects 6,250 shares subject to options exercisable within 60 days of April 23, 2003.

(18)	Consists of 925,019 shares subject to options exercisable within 60 days of April 23, 2003.

(19)	David C. Hayden filed a Schedule 13G, dated as of April 25, 2002, with the Securities and Exchange Commission on behalf of himself as reporting person. Mr. Hayden reported sole voting and dispositive power over 2,242,416 shares. The beneficial ownership reported also includes 6,197,256 shares subject to options exercisable within 60 days of April 23, 2003. Mr. Hayden is the former executive chairman of the Company who terminated employment in May 2002.

(20)	Consists of 1,319,443 shares subject to options exercisable within 60 days of April 23, 2003.

(21)	Includes shares beneficially owned by the directors and executive officers as a group consisting of the Named Executive Officers and Mr. Currie, Mr. Zukerman, Mr. Serbinis, Mr. Twohig and Mr. Shipp. Includes an aggregate of 18,848 shares of Common Stock beneficially owned, 1,345,923 shares subject to options exercisable within 60 days of April 23, 2003 and Exchangeable Shares exchangeable into 267,962 shares of common stock held by Mr. Currie, Mr. Zukerman, Mr. Serbinis, Mr. Twohig and Mr. Shipp.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table summarizes all compensation earned by or paid to the Named Executive Officers for services rendered in all capacities to Critical Path during the fiscal years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table for Last Three Fiscal Years

						Long-Term
						Compensation
		Annual Compensation				Awards

				Other		Securities
				Annual		Underlying
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Compensation($)		Options

William E. McGlashan, Jr.(2)	2002	$437,637	—	—		1,000,000
Chairman of the Board of Directors and	2001	$189,000	$500,000	—		4,013,000
Chief Executive Officer
Paul Bartlett(3)	2002	$219,319	—	—		750,000
Chief Financial Officer and Executive Vice President, Corporate Development
Bernard Harguindeguy(4)	2002	$283,801	$100,000	$13,673	(5)	1,500,000
Executive Vice President and Chief Marketing Officer
Laureen DeBuono(6)	2002	$624,000	—	—		257,000
Former Executive Vice President and	2001	$223,325	—	—		468,019
Chief Financial Officer
Pierre Van Beneden(7)	2002	$336,461	—	$32,322	(8)	—
Former President	2001	$103,977	—	$362,375	(9)	2,500,000
David Hayden(10)	2002	—	—	$572,400	(11)	—
Former Executive Chairman	2001	$1	—	—		7,710,000
	2000	$124,455	$200,000	—		—

(1)	The Company paid discretionary bonuses to certain of its officers in fiscal 2002. In connection with certain employment agreements and commission plans, the Company paid commissions in fiscal 2002 as noted above.

(2)	Upon joining the Company in April 2001, Mr. McGlashan received no individual compensation in connection with his services to the Company as interim Chief Operating Officer and President, but rather received indirect compensation in connection with the various consulting and transactional agreements the Company entered into with the Vectis Group LLC, of which he is a principal and former chief executive officer. Vectis received a total of approximately $1.1 million in retainer fees and expense reimbursements and approximately $3.1 million in transactional fees in the fiscal year ended 2001. Vectis received a total of approximately $12,500 for expense reimbursement in February 2002. In August 2001, Mr. McGlashan accepted the position of interim Chief Executive Officer and entered into a direct employment agreement with the Company for which his fiscal year 2001 and 2002 compensation amounts are noted. See also the sections of this Proxy Statement entitled “Transactions with Related Parties” and “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

(3)	Mr. Bartlett joined the Company in April 2002 as Executive Vice President, Corporate Development, and was appointed to the additional role of Chief Financial Officer in February 2003.

(4)	Mr. Harguindeguy joined the Company in 2002.

(5)	Mr. Harguindeguy received $13,673 for the use of a corporate car.

(6)	Ms. DeBuono terminated service as Executive Vice President and Chief Financial Officer in February 2003.

(7)	Mr. Van Beneden terminated employment with the Company in October 2002.

(8)	Mr. Van Beneden received $23,375 for the use of a corporate apartment and $8,947 for the use of a corporate car.

(9)	Mr. Van Beneden received a loan in the amount of $350,000 that was forgiven over the first year of his employment with the Company and received $12,375 for the use of a corporate apartment.

(10)	Mr. Hayden resigned his employment with the Company and from the Board of Directors in May 2002.

(11)	In connection with a separation agreement finalized in July 2002, Mr. Hayden received a lump sum separation payment of $350,000 plus applicable taxes and reimbursement for $50,000 of legal fees incurred.

Stock Options

      The following table provides summary information concerning option grants to the Named Executive Officers during 2002 and the potential realizable value of the options held by each Named Executive Officer at the end of fiscal year 2002.

Option Grants in Fiscal Year 2002

	Individual Grants					Aggregate Potential
						Realized Value at
	Number of		Percentage of			Assumed Annual Rates of
	Securities		Total Options			Stock Price Appreciation
	Underlying		Granted To	Exercise or		for Option Term(3)(4)
	Options		Employees in	Base Price	Expiration
Name	Granted(#)(1)		2002(2)	($/Share)(3)	Date	5%($)	10%($)

William E. McGlashan, Jr.	1,000,000	(5)	4.8%	$1.74	05/08/2012	$1,094,277	$2,773,112
Paul Bartlett	750,000	(6)	3.6%	$1.74	05/08/2012	820,708	2,079,834
Bernard Harguindeguy	1,250,000	(7)	6.0%	$2.08	02/07/2012	1,635,126	4,143,730
	250,000	(8)	2.1%	$1.95	04/30/2012	306,586	776,950
Laureen DeBuono	200,000	(9)	1.0%	$3.63	01/09/2012	456,578	1,157,057
	57,000	(10)	*	$0.88	07/31/2012	31,545	177,145
Pierre Van Beneden	—		—	—	—	—	—
David Hayden	—		—	—	—	—	—

*	less than 1%

(1)	Except where otherwise noted in the footnote below, these stock options have a ten-year term, vesting ratably on a monthly basis, and become fully vested on the fourth anniversary of the vesting start date.

(2)	Based on options to purchase an aggregate of 20,881,632 shares of Common Stock granted during fiscal 2002 and vesting over various periods of time based on continued employment and other performance metrics.

(3)	The exercise price is equal to fair market value that is the closing price of the Company’s Common Stock on the Nasdaq National Market on the date prior to the date of grant.

(4)	The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Critical Path’s estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises will depend on future performance of the Company’s Common Stock, the officer’s continued employment through applicable vesting periods and the date on which the options are exercised.

(5)	Mr. McGlashan’s option vests as to one-third of the underlying shares on May 8, 2003 and monthly thereafter for three years.

(6)	Mr. Bartlett’s option vests as to 93,750 shares on November 8, 2002 and 15,625 shares on December 8, 2002. The remaining 562,500 shares vest in equal monthly installments from December 8, 2002 until December 8, 2005 and 78,125 shares vest in equal monthly installments from December 8, 2005 until May 8, 2006.

(7)	Mr. Harguindeguy’s February 2, 2002 option vests as to one-eighth of the underlying shares on July 22, 2002 and as to the remaining seven-eighths of the underlying shares in equal monthly installments until January 22, 2006.

(8)	Mr. Harguindeguy’s April 30, 2002 option shall vest on April 30, 2012 or earlier under certain circumstances.

(9)	Ms. DeBuono’s option was fully vested upon grant. The grant date for this option was January 9, 2002.

(10)	Ms. DeBuono’s option was fully vested upon grant. The grant date for this option was July 31, 2002.

Fiscal Year End Option Values

      The following table provides summary information concerning stock options held as of December 31, 2002 by each of the Named Executive Officers. One of the Named Executive Officers exercised options in 2002.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options at
			at Fiscal Year-End		Fiscal Year-End
	Shares		2002(#)(1)		2002($)(2)
	Acquired	Value
Name	On Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

William E. McGlashan, Jr.	1,000,000	0	2,108,667	1,904,333	110,000	55,000
Paul Bartlett	—	—	124,999	625,001	—	—
Bernard Harguindeguy	—	—	286,458	1,213,542	—	—
Laureen DeBuono	—	—	925,019	—	34,000	—
Pierre Van Beneden	—	—	1,263,887	55,556	—	—
David Hayden	—	—	6,197,256	—	613,864	—

(1)	The value realized is calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at the time of exercise. For purposes of this table, fair market value is deemed to be $0.51 per share, the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 2002. Calculations that result in a negative value are reflected as no value realized in the above table.

(2)	The value of unexercised in-the-money options at fiscal year-end is based on a price per share of $0.51, the closing price quoted on the Nasdaq National Market on December 31, 2002, minus the exercise price.

Equity Compensation Plan Information

      The following table sets forth certain information as to the Company’s equity compensation plans for fiscal 2002 as of December 31, 2002.

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by the shareholders	25,871,576 (1)	$9.96	15,679,617 (2)
Equity compensation plans not approved by the shareholders	33,399,739 (3)	$6.84	1,436,779

Total	59,271,315	$8.20	17,865,697 (4)

(1)	Includes the 1998 Stock Option Plan.

(2)	The number of shares reserved for issuance under the 1998 Stock Option Plan (the “1998 Plan”) is subject to an annual increase of a number of shares equal to 2% of the outstanding shares of common stock on January 1 of such year. The aggregate number of shares of common stock which may be issued under the 1998 Plan shall at all times be subject to adjustment as a result of stock splits, dividends payable in shares, combinations or consolidations of outstanding stock, recapitalizations, mergers or reorganizations.

(3)	Includes the 1999 Nonstatutory Stock Option Plan. For a description of the material features of this plan, please see Note 16 — Shareholders’ Equity (Deficit) to the Company’s Notes to Consolidated Financial

Statements contained in the Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2003. Also includes shares of Common Stock to be issued (subject to vesting) upon the exercise of outstanding options assumed by the Company in connection with the Company’s acquisitions of other companies. Also includes an aggregate of 8,097,456 shares reserved for issuance pursuant to the exercise of outstanding warrants.

(4)	Includes 749,301 shares of Common Stock available for future issuance under the Company’s employee stock purchase plan (“ESPP”). The number of shares reserved for issuance under the ESPP is subject to an annual increase on January 1 of each year by an amount equal to 1% of the Company’s issued and outstanding Common Stock on such date, not to exceed 1,000,000 additional shares each year.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      In August 2001, William E. McGlashan, Jr. entered into an employment agreement with the Company under which he was appointed interim Chief Executive Officer. In January 2002 the agreement was amended and restated in its entirety in connection with Mr. McGlashan’s appointment as Chief Executive Officer. The employment agreement provides Mr. McGlashan, as the Company’s Chief Executive Officer, with an annual base salary of $450,000 per year. As an inducement to enter into this agreement, Mr. McGlashan received a bonus of $500,000 and a loan commitment in the amount of up to $4.0 million for the purchase of a principal residence. However, in May 2002, the Compensation Committee of the Board and Mr. McGlashan agreed to amend the employment agreement in order to reduce the amount of the loan commitment to $1.5 million as further discussed below. This loan has not yet been funded by the Company. Mr. McGlashan is also eligible to receive an annual cash bonus of up to 200% of his base salary to be paid at the end of each fiscal year beginning with the fiscal year ending December 31, 2002.

      In August 2001, Mr. McGlashan received an option to purchase 1,500,000 shares of the Company’s Common Stock at an exercise price of $0.40 per share, which was fair market value at the time of grant. The option vest one-third upon grant, one-third one year from grant and one-third on December 31, 2004 or upon the earlier achievement of positive EBITDA prior to June 30, 2002. In November 2001, Mr. McGlashan was granted an option to purchase 813,000 shares at an exercise price of $1.13 per share, which was fair market value at the time of grant, on the same terms and conditions and in the same pro rata proportions to the vesting schedule above. In December 2001, Mr. McGlashan was granted an option to purchase 1,700,000 shares at an exercise price of $2.56 per share, which was fair market value at the time of grant, vesting in equal monthly installments over a three-year period. In May 2002, in connection with the reduction of the loan commitment, Mr. McGlashan was also granted an option to purchase 1,000,000 shares of the Company’s Common Stock, at an exercise price of $1.74, which was fair market value at the time of grant. The option was immediately exercisable subject to the Company’s lapsing right of repurchase over a three year period. Mr. McGlashan exercised his right to early exercise purchase the shares through a promissory note and stock pledge agreement in May 2002. As such, the Company now holds a promissory note in the amount of $1,740,000 secured by the shares of Common Stock. The terms of each of the above-referenced and summarized loans are also discussed in the section of this Proxy Statement entitled “Transactions with Related Parties — Loans to Officers.”

      Following a change in control of the Company, all of Mr. McGlashan’s unvested options to purchase shares of the Company’s Common Stock will become vested in certain circumstances. In addition, in the event Mr. McGlashan’s employment is terminated for any reason other than for cause or if he resigns as a result of constructive termination, the Company will pay Mr. McGlashan a lump sum payment equal to the sum of twelve months of salary and 50% of his prior year’s bonus. Mr. McGlashan will also be entitled to receive employee benefits, including health care coverage, for a period of twelve months following his termination and any unvested stock options will vest as to the amount that would have vested had Mr. McGlashan continued to work for the Company for an additional twelve months.

      In April 2002, the Company entered into an employment agreement with Paul Bartlett, pursuant to which Mr. Bartlett became employed as the Company’s Executive Vice President, Business Development at a base salary of $250,000 per year. In May 2002, Mr. Bartlett was granted an option to purchase 750,000 shares of the Company’s Common Stock at an exercise price of $1.74, which was the fair market value at the time of grant. In February 2003, Mr. Bartlett became the Company’s Chief Financial Officer and Executive Vice President, Corporate Development and was granted an option to purchase an additional 750,000 shares of the Company’s Common Stock at an exercise price of $0.82 per share, which was the fair market value at the time of grant.

      In January 2002, the Company entered into an employment agreement with Bernard Harguindeguy, pursuant to which Mr. Harguindeguy became employed as the Company’s Executive Vice President, Chief Marketing Officer at a base salary of $300,000 per year. Mr. Harguindeguy is eligible to receive an annual cash bonus of up to $300,000 upon the satisfaction of certain performance criteria. As an inducement to enter into this agreement, Mr. Harguindeguy received a bonus of $100,000. In the event Mr. Harguindeguy’s employment is terminated by the Company for any reason other than for cause, the Company will pay to Mr. Harguindeguy a lump sum payment equal to $300,000. The Company has also granted Mr. Harguindeguy options to purchase shares of the Company’s Common Stock, which options vest over time. Following a change of control of the Company, all of Mr. Harguindeguy’s options will become vested in certain circumstances.

      In August 2001, the Company had entered into an agreement with David C. Hayden, pursuant to which Mr. Hayden was employed as the Company’s Executive Chairman at an annual base salary of $1.00 per year. The Company also loaned Mr. Hayden $1.5 million pursuant to a full recourse loan under which portions of that loan could be forgiven upon the achievement of performance-based milestones. Under the agreement, Mr. Hayden was previously eligible to receive up to three loan forgiveness events in the amount of $500,000 each, upon achievement of each of the following performance-based milestones: (i) Mr. Hayden hired a permanent outside Chief Executive Officer, (ii) the Company achieved a positive earnings before interest, taxes, depreciation and amortization, or EBITDA, during any fiscal quarter in or before the end of the quarter ending June 30, 2002, and (iii) the daily closing price of the Company’s Common Stock exceeded an average of $5.00 per share for at least twenty-two consecutive days prior to July 1, 2002. The loan was also subject to forgiveness upon certain change of control events. No forgiveness has occurred as to any portion of the loan. In February 2002, the Board approved an amendment of Mr. Hayden’s employment agreement such that the performance-based milestones described above were eliminated in favor of the achievement of a single performance-based milestone: a change of control event in which the consideration received by the shareholders pursuant to the transaction is at least $10.00 per share. In addition, the Board increased the amount available under the loan agreement by an additional $450,000 and at the same time provided that the entire loan amount would be secured by a first priority security interest in all of Mr. Hayden’s shares and options in the Company.

      In the event of a change in control of the Company and so long as Mr. Hayden remained an employee at such time, 50% of Mr. Hayden’s then unvested options would become vested; however all of his unvested options would become vested if the consideration received by shareholders pursuant to a transaction were at least $10.00 per share. The Company also agreed to loan Mr. Hayden up to $2,500,000 to be used for the exercise of vested stock options, secured by a pledge of the underlying grant shares; that loan was not funded. The terms of Mr. Hayden’s employment agreement provided that if Mr. Hayden’s employment was terminated without cause or if he resigned for good reason, the Company would pay Mr. Hayden $350,000 over a twelve-month period, a portion of Mr. Hayden’s options to purchase shares of Common Stock would vest and become exercisable and the due date on his outstanding loan would be extended by two years.

      In May 2002, David Hayden resigned his employment with the Company and from the Board of Directors. In connection with a separation agreement finalized in July 2002, Mr. Hayden received a lump sum separation payment of $350,000 plus applicable taxes, continuation of health and welfare benefits until May 31, 2003, an extension of time, until no later than June 30, 2005, to repay the $1.95 million loan with the Company an to exercise his vested stock options until no later than June 30, 2005, acceleration of a portion of his unvested options if a change of control of the Company occurs prior to September 30, 2003 and reimbursement for $50,000 of legal fees incurred. In connection with the provision of these benefits, Mr. Hayden agreed to (i) forfeit the right under the severance provisions of his employment agreement to an additional one year extension of the $1.95 million loan until August 2006; (ii) pay all proceeds (net of taxes)

from the sale of any shares held by him in the Company to reduce the principal balance of the $1.95 million loan; and (iii) forfeit his right to receive a $2.5 million loan from the Company to exercise certain of his stock options. All sales of common stock of the Company by Mr. Hayden are to be made under a publicly filed trading plan. In addition, Mr. Hayden and the Company executed a mutual release of claims. As a result of Mr. Hayden’s separation, the Company recorded aggregate one-time charges of $2.6 million, included in operating expenses, inclusive of $572,000 related to the separation payment and legal fee reimbursements made to Mr. Hayden and $2.0 million in stock-based expenses related to the extension of the exercise period on Mr. Hayden’s vested stock options.

      In October 2001, the Company entered into an employment agreement with Pierre Van Beneden, pursuant to which Mr. Van Beneden was employed as the Company’s President at a base salary of $450,000 per year. Mr. Van Beneden was eligible to receive a quarterly cash bonus of $150,000 if the Company attained its EBITDA target for each such quarter. Mr. Van Beneden also received a forgivable loan in the amount of $350,000 as well as use of a corporate apartment and automobile. Mr. Van Beneden also received an option to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price of $0.59 per share which was fair market value at the time of grant. The option vests in equal monthly installments over a three-year period. In the event Mr. Van Beneden was to be terminated, other than for cause or was not offered the position of the Company’s Chief Executive Officer at the time of his one year anniversary, the Company was obligated to grant him an additional option to purchase 333,333 shares of the Company’s Common Stock, which would have been immediately vested and exercisable.

      In November 2002, Pierre Van Beneden terminated his employment as President, but continued through January 2003 as a consultant. In connection with a separation agreement and release, Mr. Van Beneden agreed to provide consulting services on a commissioned basis and the Company agreed to provide the benefits to which he was entitled under his employment agreement. Such employment agreement benefits, which were paid in January 2003 upon the completion of the consulting term, included a lump sum payment of $337,500, representing nine months base salary, accelerated vesting on a portion of his option grants and commissions of $50,000. These payments reflect all our cash obligations to Mr. Van Beneden and accordingly no additional payments will be made in connection with the consulting services portion of his termination agreement. As an additional benefit under the separation agreement, Mr. Van Beneden was granted an extension until January 17, 2004 to exercise his option grants. No additional commission payments were earned under the Separation Agreement and no further payments made to Mr. Van Beneden. A mutual release of all claims was also executed.

      In August 2001, the Company entered into a Consulting Agreement with Laureen DeBuono as interim Chief Financial Officer that provided for a monthly retainer fee of $52,000 per month through February 2002. In addition, the Company granted Ms. DeBuono an option to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $0.34 per share, which was the fair market value at the time of grant. The options vested in equal monthly installments through the end of January 2002. Ms. DeBuono’s agreement also included a termination provision such that if Ms. DeBuono’s service was terminated for any reason other than fraud or embezzlement, then she would receive a payment equal to two months’ consulting fees. In October 2001, the Company and Ms. DeBuono amended the agreement such that the term of the consulting arrangement was extended on the same terms to September 2002 and she received an additional fully-vested option to purchase 233,333 shares of the Company’s Common Stock at an exercise price of $0.91 per share, which was the fair market value at the time of grant. In November 2001, Ms. DeBuono received an additional fully-vested option to purchase 234,686 shares at an exercise price of $1.13 per share, which was the fair market value at the time of grant. In January 2002, the Company and Ms. DeBuono again amended the agreement such that Ms. DeBuono extended the term of her service indefinitely and assumed the title of Executive Vice President and Chief Financial Officer and Ms. DeBuono received an additional fully-vested option to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $3.63, which was the fair market value at the time of grant. In July 2002, Ms. DeBuono received an additional fully-vested option to purchase 57,000 shares of the Company’s Common Stock at an exercise price of $0.88 per share, which was the fair market value at the time of grant. Ms. DeBuono’s consulting relationship with the

Company as Executive Vice President and Chief Financial Officer terminated in February 2003. However, Ms. DeBuono continues to provide occasional consulting services to the Company.

      All the employment and loan agreements summarized above are as more fully-described in the agreements themselves, filed as Exhibits to our Annual Report on Form 10-K, as amended for the fiscal year ended December 31, 2002.

      In connection with their employment with the Company, each of Messrs. McGlashan, Hayden and Van Beneden also received a loan from the Company. Please see “Transaction with Related Parties — Loans to Officers” for a description of these loans.

      For payments made to Ms. DeBuono and Mr. Van Beneden in connection with their terminations, please see “Transactions with Related Parties — Severance Agreements.”

REPORT OF THE COMPENSATION COMMITTEE

      The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

Compensation Philosophy

      The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company’s compensation program for executive officers is based on the same four principles applicable worldwide to compensation decisions for all employees of the Company:

•	The Company pays its employees competitively. The Company is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies and sets its pay parameters based in part on this review.

•	The Company compensates and incentivizes employees for sustained performance. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives.

•	The Company strives for fairness in the administration of pay. The Company strives to compensate a particular individual equitably compared to other executives at similar levels both inside the Company and at comparable companies.

•	The Company believes that employees, including executive officers, should understand the performance evaluation and pay administration process. The process of assessing an employee’s performance is as follows: (i) at the beginning of the performance cycle, the evaluating manager and the employee, or the Compensation Committee and the executive officer, set and agree upon objectives and key goals; (ii) the evaluating manager gives the employee ongoing feedback on performance; (iii) at the end of the performance cycle, the manager evaluates the accomplishment of objectives and key goals; (iv) the evaluating manager communicates the comparative results to the employee; and (v) the comparative results affect decisions on salary and, if applicable, stock incentives.

Compensation Elements

      The Company has had a successful history of using a simple total compensation program that consists of cash and equity-based compensation. Having a compensation program that allows the Company to attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The elements of compensation are:

•	Cash-Based Compensation

        Salary

The Company establishes salary ranges for employees, including executive officers, by reviewing the aggregate of base salaries for competitive positions in the market. The Company uses salary survey data and generally, the Company sets its competitive salary midpoint for an executive officer position at the median level compared to those companies it surveys. The Company then creates a salary range based on this midpoint. The range is designed to place an executive officer at, above or below the midpoint, according to that officer’s overall individual performance. As described above, overall individual performance is measured against the following factors: long-term strategic goals, short-term business goals, the development of employees and the fostering of teamwork and other Company values. In both setting goals and measuring an executive officer’s performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions. None of the factors included in the Company’s strategic and business goals is assigned a specific weight. Instead, the Company recognizes that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

        Bonuses

For 2002, the Company has put in place a bonus plan for non-commissioned employees based in part on the achievement of Company-wide metrics and in part on individual discretionary performance goals. No bonus payments were made as the Company did not achieve the metrics designated in the plan in order to trigger bonus payments. During 2002, certain executives and employees of the Company received bonus payments either discretionary in nature or in connection with their individually negotiated commission plans or their employment and termination agreements.

•	Equity-Based Compensation

        Stock Incentive Program

The purpose of the Company’s Stock Incentive program is to provide additional incentives to employees to work towards maximizing shareholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby acts as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective with a goal of contributing to overall shareholder value.

Chief Executive Officer Compensation

      William McGlashan has served as the Chief Executive Officer and as a director of Critical Path since August of 2001, first joining the Company as its interim President and Chief Operating Officer in April 2001. The Compensation Committee used the same overall compensation policy described above for all employees to determine Mr. McGlashan’s fiscal 2002 and beyond compensation package, which includes both cash- and equity-based compensation and a long-term housing loan. In setting the parameters of the compensation package, the Compensation Committee made an overall assessment of Mr. McGlashan’s leadership and achievement in reaching the Company’s long-term strategic and business goals.

COMPENSATION COMMITTEE

Raul J. Fernandez
William E. Ford

STOCK PRICE PERFORMANCE GRAPH

      The graph below compares the cumulative total shareholder return of the Company’s Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S. companies) Index and the S&P Internet Software & Services Index. The period shown commences on March 29, 1999, the Company’s first trading day on the Nasdaq National Market, and ends on December 31, 2002, the end of the Company’s last fiscal year. The graph assumes an investment of $100 on March 29, 1999, and the reinvestment of any dividends.

      The comparisons in the graph below are based on historical data and are not indicative of, nor intended to forecast, future performance of the Company’s Common Stock.

COMPARISON OF 47 MONTH CUMULATIVE TOTAL RETURN*

AMONG CRITICAL PATH, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S & P INTERNET SOFTWARE & SERVICES INDEX

Last Trading Day	3/29/99	12/31/99	12/29/00	12/20/01	12/20/02

Critical Path, Inc.	100.00	143.26	46.68	4.16	0.77
Nasdaq Stock Market (U.S.)	100.00	178.24	107.21	85.07	58.73
S&P Internet Software & Services	100.00	187.57	60.51	41.65	38.39

*	$100 invested on 3/29/99 in stock or on 2/28/99 in index-including reinvestment of dividends. Fiscal year ending December 31.

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Report of the Compensation Committee and the preceding Performance Graph shall not be incorporated by reference into any of these filings; nor shall the report or graph be incorporated by reference into any future filings.

TRANSACTIONS WITH RELATED PARTIES

Severance Agreements

      In May 2002, David Hayden resigned his employment with us and from the Board of Directors. In connection with a separation agreement finalized in July 2002, Mr. Hayden received a lump sum separation payment of $350,000 plus applicable taxes, continuation of health and welfare benefits until May 31, 2003, an extension of time to repay the $1.95 million loan with us and to exercise his vested stock options until no later than June 30, 2005, acceleration of a portion of his unvested options if a change of control of Critical Path occurs prior to September 30, 2003 and reimbursement for $50,000 of legal fees incurred. In connection with the provision of these benefits, Mr. Hayden agreed to (i) forfeit the right under the severance provisions of his employment agreement to an additional one year extension of the $1.95 million loan until August 2006; (ii) pay all proceeds (net of taxes) from the sale of any shares held by him in Critical Path to reduce the principal balance of the $1.95 million loan; and (iii) forfeit his right to receive a $2.5 million loan from us to exercise certain of his stock options. All sales of our Common Stock by Mr. Hayden are to be made under a publicly filed trading plan. In addition, we executed a mutual release of claims. As a result of Mr. Hayden’s separation, we recorded aggregate one-time charges of $2.6 million, included in operating expenses, inclusive of $572,400 related to the separation payment and legal fee reimbursements made to Mr. Hayden and $2.0 million in stock-based expenses related to the extension of the exercise period on Mr. Hayden’s vested stock options.

      In connection with his employment agreement, in October 2001, we made a loan and held a note receivable from Pierre Van Beneden, the Company’s former President, totaling $350,000. Mr. Van Beneden’s loan was interest free for the first year and was forgiven in monthly installments over the first year of Van Beneden’s employment, resulting in a compensation charge to operating expense ratably over the first twelve months of his employment. As of October 8, 2002, the one-year anniversary of his employment with us, the note had been fully forgiven. In November 2002, Pierre Van Beneden terminated his employment as President, but continued through January 2003 as a consultant. In connection with a separation agreement and release, Mr. Van Beneden agreed to provide consulting services to us on a commissioned basis and the Company agreed to provide the benefits to which he was entitled under his employment agreement. Such employment agreement benefits, which were paid in January 2003 upon the completion of the consulting term, included a lump sum payment of $337,500, representing nine months base salary, accelerated vesting on a portion of his option grants and commissions of $50,000. These payments reflect all our cash obligations to Mr. Van Beneden and accordingly no additional payments will be made in connection with the consulting services portion of his termination agreement. As an additional benefit under the separation agreement, Mr. Van Beneden was granted an extension until January 17, 2004 to exercise his option grants. The Company and Mr. Van Beneden executed a mutual release of all claims.

      Ms. DeBuono’s consulting relationship with the Company as Executive Vice President and Chief Financial Officer terminated in February 2003. In accordance with the terms and conditions of her original consulting agreement, Ms. DeBuono was paid a termination payment equaling two months of pay under the agreement, or $104,000. In connection with a separation agreement and release between the Company and Ms. DeBuono, Ms. DeBuono agreed to continue to provide consulting services to the Company until March 5, 2003. Ms. DeBuono continues to provide occasional consulting services to the Company as requested by the Board of Directors from time to time. Upon completion of all consulting services, the Company agreed to pay to Ms. DeBuono a lump sum of $25,000 as payment for general expenses incurred throughout her entire consulting agreement and all earned but unpaid salary, wages, accrued paid time off, mutually determined bonuses, commission and all other benefits due to her at such time.

Loans to Officers

      During 2001 and in connection with each of their respective employment agreements, the Company made loans and held notes receivable from David C. Hayden, the Company’s former Executive Chairman, and Pierre Van Beneden, the Company’s former President, totaling $1.5 million and $350,000, respectively. Mr. Hayden’s note and loan agreement were amended in February 2002 to increase the amount to

$1.95 million. See the section of this Proxy Statement entitled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.” As amended in 2002, Mr. Hayden’s full recourse note accrued interest at the rate of 6.75% per annum and provided that it may be forgiven upon the achievement of a performance-based milestone whereby a change of control event occurs with consideration received by the shareholders in excess of $10.00 per share. Mr. Hayden’s loan was initially due and payable on August 13, 2004; provided, however, if his employment was terminated without cause or he resigned for good reason, the due date would be extended for two years. As of June 17, 2002, accrued interest under Mr. Hayden’s note totaled approximately $95,757. Interest payments are due and payable on August 13th of each year that the loan is outstanding. Mr. Hayden terminated his employment and resigned from the Board in May 2002. The terms of this loan are more fully discussed in the section of this Proxy Statement entitled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.” Mr. Van Beneden’s loan is interest free for the first year and was forgiven in monthly installments over the first year of Mr. Van Beneden’s employment through October 2002, resulting in a compensation charge to operating expense ratably over the first twelve months of his employment.

      In December 2001 and in connection with his amended and restated employment agreement, the Board approved a secured loan to Mr. McGlashan to be used for the purchase of a principal residence in the San Francisco Bay Area. In May 2002, the Compensation Committee and Mr. McGlashan agreed to amend Mr. McGlashan’s employment agreement to reduce the amount of the loan to $1.5 million from $4.0 million. The housing loan is to be secured by the residence, by the pledge of Mr. McGlashan’s personal options and shareholdings in the Company and other assets of Mr. McGlashan to the extent necessary such that at all times the assets securing the loan equal at least 120% of the principal and interest outstanding on the housing loan and any other loan secured by the residence. Interest on the housing loan is to be accrued at 4.75%, and is deferred until the principal is due, over a 10 year term. The housing loan provides that it shall be forgiven upon a change of control event where consideration received by the shareholders exceeds $10.00 per share. In the event Mr. McGlashan terminates his employment either by voluntary resignation or for cause, as defined in the agreement, the housing loan shall be due and payable, with interest, no later than 12 months following such termination. In the event Mr. McGlashan is terminated for any reason other than his voluntary resignation or cause, the housing loan shall remain outstanding for the remainder of its term. The Company has not yet funded the housing loan and, accordingly, no accrued interest was outstanding as of April 30, 2003.

      In May 2002, in connection with the reduction of the principal amount available under the housing loan, Mr. McGlashan received an option grant of 1,000,000 shares of Common Stock and an opportunity to early exercise and purchase such shares through a full-recourse promissory note and stock pledge agreement. The purchased shares are subject to a lapsing right of repurchase with respect to the shares over a three-year period. Mr. McGlashan exercised the option by delivery of his promissory note on May 8, 2002. The terms of the note were established in consultation with the Company’s outside auditors to avoid adverse accounting treatment to the Company. Accordingly, the promissory note will begin to accrue interest at the adjustable quarterly reference rate of Fidelity Investments or similar banking entity as the shares vest with respect to that portion of the purchase price that represents the purchase price of the “vested” shares. The promissory note is full recourse and secured by the acquired shares under the stock pledge agreement. As of April 25, 2003 no interest had accrued on the note as none of the underlying shares had vested. The amount of indebtedness outstanding under the note at April 25, 2003 was $1,740,000.

Commercial Relationships

Consulting Agreements

      In March 2001, the Company entered into a series of certain consulting and transactional agreements with Vectis Group, LLC (“Vectis”) to engage Vectis as an advisor to the Company with respect to various strategic alternatives and other management related services. The agreement provided Vectis with: (i) a $50,000 monthly retainer fee for consulting services during the term of the agreement, (ii) a warrant to purchase 500,000 shares of the Company’s Common Stock at a price of $2.00 per share, and (iii) transaction fees in connection with certain dispositions or acquisitions of assets in an amount equal to 5% of proceeds, up to a maximum of $1 million per transaction. Also effective March 2001, the Company entered into an agreement with Vectis to engage Vectis as a placement agent in connection with a possible private placement by Critical Path of equity securities. Under the agreement, Vectis was entitled to 5% of the gross proceeds raised by the Company from specified purchasers, payable in cash, securities or a combination thereof at the election of Vectis. In April 2001, the Company and Vectis agreed to enter into an additional agreement whereby Vectis would act as an advisor with respect to a restructuring of and management of the Company. The agreement provided Vectis with a monthly retainer fee of $125,000 during the term of the agreement. All of the agreements with Vectis were terminated effective September 30, 2001, at which time several employees of Vectis joined the Company as regular full time employees. In 2001, the Company paid a total of fees to Vectis in the amount of $1,073,041 for aggregate monthly consulting service fees and expense reimbursements, and $3,057,928 in fees associated with the Series D Preferred Stock investment in November 2001 and other transactions regarding the Company’s restructuring. Although the agreements were terminated, certain obligations under the agreements survive including indemnification obligations and some obligations with respect to expense reimbursements and transactional fees. The Company paid to Vectis a total of approximately $12,500 for expense reimbursement in February 2002. The total potential remaining fees payable aggregate between zero and $135,000.

      William E. McGlashan, Jr., who was appointed the Company’s interim President and Chief Operating Officer in April 2001, its interim Chief Executive Officer in August 2001, and its Chief Executive Officer on January 2002, formerly served as a principal and the Chief Executive Officer of Vectis and holds a significant beneficial ownership in Vectis. David Hayden, the Company’s former Executive Chairman of the Board, served on Vectis’ Advisory Board and Executive Committee (a body that provides input but does not have any decision making authority with respect to Vectis). In September 2001, the Company terminated its relationship with Vectis subject to certain obligations as described herein.

      In August 2002, we retained the services of The Cohen Group, an international strategic consulting company. The chairman and chief executive officer of The Cohen Group is William S. Cohen, a member of the Board of Critical Path. Under the agreement, The Cohen Group received a $150,000 retainer fee to be credited against a sliding scale of earned sales and referral commissions on transactions resulting in license revenue for us. The agreement is for a one year renewable term, with reimbursement for specified expenses up to a cap of 5% of the retainer and a provision for extension in the event the retainer fee is not earned during the term.

      In August 2002, we hired R.B. Webber & Company, strategic management consultants, to prepare an executive level research and forecast presentation on the enterprise messaging market. The agreement provided for a flat fee of $85,000 over a two month period for the services of several consultants of R.B. Webber and Company, with reimbursement for expenses capped at 5% of the fee. Jeffrey Webber, a former member of the Board of Critical Path, is a partner of R.B. Webber and Company. Mr. Webber also provided specific consulting services under the agreement.

      In April 2002, the Company retained the services of CTD, LLC (“CTD”), an operational planning consulting company. The founder and president of CTD is Patrick Tracy Currie, who subsequently became the Company’s Executive Vice President, Operations and General Manager of Hosted Operations following the termination of the consulting arrangement with CTD as described below. Mr. Currie and his spouse share full ownership of CTD. Under the terms of the Statement of Work entered into between the Company and CTD, CTD received payments for its services based on daily rates as well as reimbursement of costs associated with the work performed. In connection with this consulting arrangement, the Company paid to CTD an aggregate of approximately $1,368,000 in 2002. The Statement of Work, as amended, also provided for a grant of a fully-vested option to purchase 100,000 shares of the Company’s Common Stock, which were granted to Mr. Currie in July 2002 at an exercise price of $0.88 per share, which was the fair market value at the time of grant. The consulting arrangement with CTD was terminated prior to Mr. Currie becoming employed by the Company. No services are currently being rendered to the Company by CTD.

Investment Transactions

      In November 2001, the Company entered into a financing transaction with a group of investors that resulted in gross cash proceeds to the Company of approximately $30 million as well as the retirement of $65 million in face value of its 5 3/4% Convertible Subordinated Notes. In connection with the financing, the Company issued and sold four million shares of its Series D Preferred Stock (convertible into approximately 52.4 million shares of Common Stock) and warrants to purchase 2.5 million shares of Common Stock, to a group of investors that included General Atlantic Partners, 74, L.P., GapStar, LLC and GAP Coinvestment Partners II, L.P. (collectively, “General Atlantic”), Vectis Group LLC and its affiliated entities (“Vectis”) and Cheung Kong (Holdings) Limited and its affiliated entities (“Cheung Kong”). The Preferred Stock will accrue and cumulate dividends at 8% and is convertible into shares of Common Stock at the option of the holder. The warrants are exercisable at any time from November 8, 2002 until November 8, 2006 at an exercise price of $1.05 per share.

      As a result of the transaction, General Atlantic, Vectis and Cheung Kong are deemed to be beneficial owners of more than 5% of the Company’s Common Stock. In connection with the financing, General Atlantic purchased 708,037 shares of Series D Preferred Stock, convertible as of April 23, 2003 into approximately 10,298,663 shares of Common Stock, and warrants to acquire 2,500,000 shares of Common Stock for an aggregate purchase price of $10,735,508.75. General Atlantic also exchanged an aggregate face amount of $64,630,000 of the Company’s 5 3/4% Convertible Subordinated Notes due April 1, 2005, for which General Atlantic paid $25,264,495.35 for 1,837,418 shares of Series D Preferred Stock, which as of April 23, 2003 are convertible into approximately 26,725,932 shares of Common Stock. Vectis purchased 581,818 shares of Series D Preferred Stock, which as of April 23, 2003 are convertible into approximately 8,462,760 shares of Common Stock for a purchase price of $7,999,997.50 and Cheung Kong purchased 872,727 shares of Series D Preferred Stock, which as of April 23, 2003 are convertible into approximately 12,694,141 shares of Common Stock, for a purchase price of $11,999,996.25.

      For so long as 500,000 shares of the Series D Preferred Stock is outstanding and a majority of the Series D Preferred Stock is owned by General Atlantic, the holders of the Series D Preferred Stock are entitled to elect one of the Company’s directors. In December 2001, the holders of the Series D Preferred Stock elected William E. Ford, a managing member of General Atlantic Partners, LLC, to serve on the Board of Directors. For so long as Cheung Kong owns 750,000 shares of Series D Preferred Stock, Cheung Kong is entitled to designate a non-voting observer to the Board of Directors.

Indemnification

      The Company’s articles of incorporation limit the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the California Corporations Code. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

      The Company’s bylaws provide that the Company may indemnify its directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. The Company also has entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.

PROPOSAL NO. 2

APPROVAL OF GRANT OF AUTHORITY TO BOARD OF DIRECTORS TO EFFECT A
REVERSE STOCK SPLIT BY AMENDMENT TO ARTICLES OF INCORPORATION

      On April 24, 2003, the Board of Directors recommended that the shareholders approve (a) a capital restructuring proposal to permit the Board of Directors, at its sole discretion, to amend the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Common Stock at a specific ratio to be determined by the Board of Directors within a range from 1-for-2 to 1-for-10 (the “Reverse Stock Split”) and (b) the form of the Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation by which the Board of Directors may consummate such action (the “Certificate of Amendment”). Pursuant to the Reverse Stock Split as appropriate and depending upon market and other conditions, each two to ten shares of the outstanding common stock and Exchangeable Shares on the date of the Reverse Stock Split (the “Existing Shares”) will be automatically converted into one share of common stock or one Exchangeable Share, as the case may be (the “New Shares”). The Reverse Stock Split will also alter the number of shares of common stock authorized for issuance at the same ratio of the Reverse Stock Split of outstanding shares, so that each two to ten shares of the authorized Common Stock on the date of the Reverse Stock Split will be automatically converted into one share of Common Stock. The Reverse Stock Split will be effected only upon a determination by the Board of Directors that the Reverse Stock Split is in the best interest of the Company and its shareholders at such time, and thereupon the Board of Directors will select, at its discretion, the ratio of the Reverse Stock Split, which will be a ratio to be determined from a range of 1-for-2 to 1-for-10. The Reverse Stock Split will become effective upon the filing of a Certificate of Amendment with the Secretary of State of California, and the Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so. The form of the Certificate of Amendment to effect the Reverse Stock Split is attached to this Proxy Statement as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference.

      To the extent that after such Reverse Stock Split, the Company is unable to achieve compliance with the continued listing requirements of the Nasdaq National Market, the Company will consider listing its shares of common stock on another national exchange, likely the Nasdaq SmallCap Market to the extent the Company meets such exchange’s listing requirements at such time.

Purpose of the Reverse Stock Split

Listing on Nasdaq National Market

      The Board of Directors believes the Reverse Stock Split is desirable because it will assist the Company in efforts to meet the requirements for continued listing on The Nasdaq National Market (the “National Market”) by helping to raise the trading price of the common stock and by increasing investor interest in the Company. Our common stock has been listed on the Nasdaq National Market since 1999. One of the key requirements for continued listing on the National Market is that the common stock must maintain a minimum bid price equal to or greater than $1.00 per share as required by Nasdaq Marketplace Rule 4310(c)(8)(B). A company’s failure to meet Nasdaq’s minimum bid price for 30 consecutive business days normally results in delisting proceedings, unless the company can demonstrate compliance with those requirements for ten consecutive days during a 90-day grace period that immediately follows the initial 30-day period of non-compliance.

      On September 19, 2002, the Company received a Nasdaq Staff Determination indicating that the Company had failed to comply with the minimum bid price requirement for a minimum of 30 days. The Company was notified in such letter that it had until December 19, 2002 to regain compliance with the minimum closing bid price of $1.00 for ten consecutive trading days or face delisting action by the National Market. By December 19, 2002, the Company continued to be out of compliance with the minimum closing bid price requirement and the Nasdaq Stock Market, Inc. issued a letter on December 23, 2002 indicating such non-compliance. The Company then requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination and to request continued listing, which was granted and which occurred on January 30, 2003. In advance of the hearing, the Board of Directors approved a resolution to solicit shareholder approval for a reverse stock split of common stock, if needed, and the Company filed a preliminary proxy statement in anticipation of such action. Shortly thereafter, the National Market announced proposed rules allowing for longer time periods to regain compliance and for delisting actions related to minimum bid price. As a result of the proposed rule changes and the hearing, the Company was granted until June 25, 2003 to re-establish compliance with the minimum bid price requirement. Depending upon the adoption of certain other rule changes proposed by the National Market, the Company may be eligible for an additional extension until September 15, 2003.

      The Board of Directors believes that delisting of the common stock by Nasdaq could adversely affect the Company’s ability to attract new investors, may result in decreased liquidity of the outstanding shares of common stock and, consequently, could reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for shareholders. In addition, the Board of Directors believes that delisting of the common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in the common stock, and might deter certain institutions and persons from investing in our stock at all. There can be no assurance, however, that (1) approval and implementation of the Reverse Stock Split will succeed in achieving and maintaining the closing bid price of the common stock above $1.00 per share, (2) even if the National Market’s closing minimum bid price maintenance standard were immediately satisfied, the Company would be able to meet its other quantitative continued listing criteria, or (3) the common stock would not later be delisted by the National Market, or other national exchange on which we may be listed, for any of a variety of other reasons.

      Even though the Reverse Stock Split, by itself, would not impact the Company’s assets or prospects, the Reverse Stock Split could be followed by a decrease in the aggregate market value of the common stock. The Board of Directors, however, believes that this risk is offset by the prospect that the Reverse Stock Split will improve the likelihood that the Company will be able to maintain its Nasdaq listing and may, by increasing the per share price, make an investment in the common stock more attractive to certain investors. If the Company’s common stock is delisted from the National Market, trading of the Company’s securities would thereafter have to be conducted in the over-the-counter markets. In such event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock.

      The purpose of the Reverse Stock Split is to increase the per share market value of the common stock. The Board of Directors intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is likely to improve the market price of the common stock and improve the likelihood that the Company will be allowed to maintain its listing on the National Market. If the Reverse Stock Split is authorized by the shareholders, the Board of Directors will have the discretion to implement the Reverse Stock Split, select the exchange ratio to be applied, or to decide not to effect the Reverse Stock Split at all. The Board of Directors has proposed an exchange ratio range in order to give it the flexibility to select an exchange ratio that it believes will cause the per share trading price of the common stock to reach and maintain a level well above $1.00. In determining the appropriate exchange ratio, the Board of Directors may consider, among other factors:

•	the per share price of the common stock immediately prior to its determination of the split exchange ratio;

•	the historical fluctuations or patterns in the trading price and volume of the common stock;

•	projections for the Company’s financial condition and results of operations in both the short-term and long-term; and

•	other facts and circumstances the Board of Directors may deem relevant to increase the per share trading price of the common stock well above the $1.00 level minimum closing bid price requirement.

      If the trading price of the common stock increases before the Reverse Stock Split is effected, the Reverse Stock Split may not be necessary, or the Board of Directors may determine that such increase in the stock price would necessitate a lower ratio than if the trading price had decreased or remained constant. No further action on the part of the shareholders would be required to either effect or abandon the Reverse Stock Split in such case.

Other Nasdaq Requirements

      In addition to the $1.00 minimum closing bid price per share requirement described above, the continued listing of the Common Stock on the National Market is subject to the maintenance of the other quantitative and qualitative requirements set forth in the Nasdaq National Market Listing Requirements which the Company may or may not satisfy at any point in time. In particular, the Nasdaq National Market Listing Requirements require that a company currently included in the Nasdaq National Market meet other listing standards to maintain its continued listing including but not limited to, stockholders’ equity and market capitalization minimums, public float and minimum market value of public float, minimum number of round lot shareholders, and compliance with Nasdaq corporate governance rules.

Potential Increased Investor Interest

      In addition, the Board of Directors believes a higher per share price for the Common Stock may help generate investor interest in the Company. On April 30, 2003, the Common Stock closed at $0.85 per share. In approving the Reverse Stock Split, the Board of Directors considered that the Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide analyst coverage of lower priced stocks. Also, the Board of Directors believes that most investment funds are reluctant to invest in lower priced stocks.

Potential Risks of the Reverse Stock Split

      If the Board of Directors does effect the Reverse Stock Split, there can be no assurance that the bid price of the Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split, that the market price of the post-split Common Stock can be maintained at or above $1.00, or that the Common Stock will not be delisted from the National Market, or any other national exchange on which we may be listed, for other reasons. The market price of the Common Stock will also be based on the Company’s performance and other factors, many of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of our Common Stock could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split.

Potential Effects of the Reverse Stock Split

      Pursuant to the Reverse Stock Split, assuming the maximum requested for approval ratio of 1-for-10 is employed, each holder of 10 shares of the Common Stock immediately prior to the effectiveness of the Reverse Stock Split will become a holder of one share of the Common Stock after consummation of the Reverse Stock Split. Assuming another ratio is determined by the Board to be appropriate and employed, the number of shares to be exchanged to receive one share shall be reduced accordingly.

Accounting Matters

      The Reverse Stock Split will not affect the par value of shares of the Common Stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced by an amount between one-half and one-tenth of its present amount, depending on the ratio selected by the Board of Directors, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net loss and per share net book value of the Common Stock will be increased as a result of the Reverse Stock Split, because there will be fewer shares of Common Stock outstanding.

Effect on Authorized and Outstanding Shares

      The Company currently has authorized to issue a maximum of 500,000,000 shares of Common Stock. As of the record date, there were 138,890,938 shares of Common Stock issued and outstanding, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible or exchangeable securities. The number of authorized shares of Common Stock will change as a result of the Reverse Stock Split at the same ratio that outstanding shares of Common Stock will change, so that the number of shares of Common Stock authorized as well as issued and outstanding will be reduced to a number that will be approximately equal to (i) the number of shares of Common Stock authorized as well as issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, divided by (ii) ten, assuming the maximum ratio is employed. With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of the Common Stock prior and subsequent to the Reverse Stock Split will remain the same. Following the effective date of the Reverse Stock Split, it is not anticipated that the Company’s financial condition, the percentage ownership of management, the number of shareholders, or any aspect of the Company’s business would materially change as a result of the Reverse Stock Split.

      The Reverse Stock Split will be effected simultaneously for all of the Common Stock and the exchange ratio will be the same for all of the Common Stock. The Reverse Stock Split will affect all shareholders uniformly and will not affect any shareholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any shareholder owning a fractional share. See “Fractional Shares” below. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a result, the Company is subject to periodic reporting and other requirements. The proposed Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act.

      The table below depicts the potential effects of the Reverse Stock Split, assuming certain exchange ratios, within the 1-for-2 and 1-for-10 range, upon the number of shares of Common Stock outstanding, the number of shares of Common Stock reserved for future issuance and the number of authorized but unissued shares of Common Stock all as of the Record Date. The Board shall determine the exact exchange ratio of the Reverse Stock Split for which this Proxy is solicited.

			Authorized but
			Unissued and
	Common Stock	Reserved Shares for	Reserved Common
Reverse Stock Split	Outstanding(1)	Conversion(2)	Stock(3)

Before Split	78,758,941	71,194,453	69,485,274
1-for-2	39,379,471	35,597,227	34,742,637
1-for-5	15,751,788	14,238,891	13,897,055
1-for-7.5	10,501,192	9,492,594	9,264,703
1-for-10	7,875,894	7,119,445	6,948,527

(1)	As of May 13, 2003. No adjustment to the number of shares of Common Stock outstanding has been made for the amount of reserved shares under columns 2 or 3 shown in this table.

(2)	Includes all shares of common stock reserved for issuance in connection with: various outstanding warrants to purchase shares of Common Stock; shares issuable upon the exchange of Exchangeable Shares; and shares issuable upon the conversion of shares of Series D Preferred Stock.

(3)	Includes all outstanding options and all shares of common stock reserved for potential issuance pursuant to Critical Path’s Amended and Restated 1998 Stock Plan; the 1999 Non-statutory Stock Option Plan; the 1999 Employee Stock Purchase Plan, as amended; outstanding options granted outside these option plans; and pursuant to stock option plans assumed in connection with acquisitions by Critical Path of other companies.

Outstanding Options and Warrants

      On the Split Effective Date (as defined in the Certificate of Amendment), all outstanding options, warrants and future or contingent rights to acquire Common Stock will be adjusted to reflect the Reverse Stock Split. With respect to outstanding options and warrants to purchase Common Stock, the number of shares of Common Stock that such holders may purchase upon exercise of such options or warrants will decrease, and the exercise prices of such options and warrants will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such options and warrants are reduced as a result of the Reverse Stock Split. The number of shares of Common Stock to be received pursuant to outstanding contingent rights and conversion rights will also be adjusted proportionally to reflect the Reverse Stock Split.

Effect on Series D Preferred Stock

      The number of shares of Series D Preferred Stock that are outstanding as of the Split Effective Date will not be effected by the Reverse Stock Split; however, the conversion ratio for the outstanding shares of Series D Preferred Stock will be adjusted pursuant to the terms of such securities to reflect proportional adjustments necessary as a result of the Reverse Stock Split.

Effect on Exchangeable Shares

      Critical Path Messaging Co. will effect a separate reverse stock split of its outstanding Exchangeable Shares. This reverse stock split will be effective as of the Split Effective Date and will be in the same ratio as selected for the Reverse Stock Split. After the Reverse Stock Split, each Exchangeable Share will continue to be exchangeable for one share of Common Stock.

Effects of Reverse Stock Split on Company’s Rights Agreement

      The Company adopted a preferred stock rights agreement as of March 19, 2001 (amended as of November 6, 2001), whereby the Company declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock outstanding as of May 15, 2001. Each share of Common Stock outstanding at the Split Effective Date shall have the same number of Rights associated with it as were associated with one share of Common Stock immediately prior to the Split Effective Date. The exercise price associated with each Right, however, shall be adjusted so that the exercise price after the Split Effective Date shall equal the result obtained by multiplying the exercise price in effect immediately prior to the Reverse Stock Split by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the Reverse Stock Split and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the Reverse Stock Split. The number of shares of Series C Participating Preferred Stock issuable upon exercise of each Right outstanding after the Reverse Stock Split shall equal the number of shares of Series C Participating Preferred Stock as were issuable with respect to one Right immediately prior to the Reverse Stock Split.

Effect on Dividends

      As of April 23, 2003, there were accreted dividends in the aggregate amount of approximately $6.1 million for the Series D Preferred Stock and no arrears in dividends for the common stock. The proposed Reverse Stock Split will not have an effect on the aggregate amount of the arrearage at the time of the Reverse Stock Split.

Potential Odd Lots

      If approved, the Reverse Stock Split will result in some shareholders holding less than 100 shares of common stock and as a consequence may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis than the cost of transaction in even multiples of 100 shares.

Shares of Common Stock Available for Future Issuance

      As a result of the Reverse Stock Split, there will be a reduction in the number of shares of common stock issued and outstanding and a proportionate decrease in the number of authorized shares that would be unissued and available for future issuance after the Reverse Stock Split.

Potential Anti-Takeover Effect

      The Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and shareholders. Other than the Reverse Stock Split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our articles of incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

      IN CONNECTION WITH THE APPROVAL OF THE REVERSE STOCK SPLIT, SHAREHOLDERS OF THE COMPANY WILL NOT HAVE A RIGHT TO DISSENT AND OBTAIN PAYMENT FOR THEIR SHARES UNDER CALIFORNIA LAW OR THE COMPANY’S RESTATED ARTICLES OF INCORPORATION OR BYLAWS.

Manner of Effecting the Reverse Stock Split and Exchange of Stock Certificates

      In the event of (a) approval of the Reverse Stock Split by the Company’s shareholders and (b) a determination by the Board of Directors to implement the Reverse Stock Split (and the appropriate ratio therefore), the Reverse Stock Split will be effected by the filing of the Certificate of Amendment with the Secretary of State of California. It is expected that this filing will take place shortly after the Annual Meeting, assuming the shareholders approve the Reverse Stock Split. However, the exact timing of the filing of such Certificate of Amendment and the ratio of the Reverse Stock Split will be determined by the Board of Directors based upon its evaluation as to when such action will be most advantageous to the Company and its shareholders, and the Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at anytime prior to filing such Certificate of Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of the Company and its shareholders.

      In such events, the Reverse Stock Split will become effective on the Split Effective Date set forth in the Certificate of Amendment. As soon as practicable after the Split Effective Date, the Company will send a letter of transmittal to each holder of record of Existing Shares outstanding on the Split Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Existing Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing Existing Shares, the holder of record will be entitled to receive a certificate representing the number of New Shares into which such holder’s Existing Shares have been reclassified as a result of the Reverse Stock Split.

SHAREHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

      No new certificate will be issued to a holder of record until such holder has surrendered all outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing Existing Shares will be deemed for all corporate purposes after the Split Effective Date to evidence ownership of New Shares in the appropriately reduced number. No fees or other commissions will be charged to shareholders to effect the exchange of Existing Shares for New Shares.

Fractional Shares

      As a result of the Reverse Stock Split, the reclassification of a shareholder’s Existing Shares into New Shares as described above may result in the creation of fractional shares. For instance, if the reverse split ratio selected by the Board is 1-for-7.5 a shareholder who owns 100 Existing Shares would be entitled to receive after the Split Effective Date 13.33 New Shares. The approximately one-third share is a fractional share. Shareholders (other than holders of Exchangeable Shares) who otherwise would be entitled to receive a fractional share will, upon surrender to the exchange agent of the certificate or certificates representing the pre-split common stock held by them receive cash in respect of that fractional share at the market price as applicable to such stock. The market price for the Common Stock will be determined by reference to the average closing price of the Common Stock on the National Market for the 10 business days prior to the day on which the Reverse Stock Split becomes effective.

      Due to requirements under the corporate law of Nova Scotia, the jurisdiction under which Critical Path Messaging Co. is incorporated, holders of fractional Exchangeable Shares will have their fractions rounded up to the nearest whole Exchangeable Share.

Proposed Form of Certificate of Amendment to the Amended and Restated Articles of Incorporation

      If the shareholders approve the Reverse Stock Split and the Board of Directors decides to effect the Reverse Stock Split, the Company will amend the existing provision of its Amended and Restated Articles of Incorporation relating to the Company’s authorized common stock as set forth in the Certificate of Amendment included as Appendix A to this Proxy Statement, and the Certificate of Amendment (as completed to account for the split exchange ratio and the Split Effective Date) shall become effective upon the Board of Directors’ decision to implement the Reverse Stock Split and the filing of such amendment with the Secretary of State of California.

Certain Federal Income Tax Consequences

      The Company believes that the Federal income tax consequences of the Reverse Stock Split to holders of Existing Shares and holders of New Shares will be as follows:

1. No gain or loss will be recognized by a shareholder on the surrender of the Existing Shares or receipt of a certificate representing New Shares, except with respect to receipt of cash in lieu of fractional shares. Gain or loss will be recognized by a shareholder on the receipt of cash in lieu of a fractional share of Common Stock issued pursuant to the Reverse Stock Split, measured by the difference between the amount of cash and such shareholder’s adjusted tax basis in the share or shares of Common Stock deemed surrendered in exchange therefor. Any such gain or loss will be a capital gain or loss, provided the shares of Common Stock surrendered are held as capital assets by the shareholder at the time of the Reverse Stock Split, and will be a long-term capital gain or loss if the shareholder’s holding period in the shares of common stock surrendered is more than one year.

2. The aggregate tax basis of the New Shares will equal the aggregate tax basis of the Existing Shares exchanged therefor.

3. The holding period of the New Shares will include the holding period of the Existing Shares if such Existing Shares were held as capital assets on the date of the exchange.

4. The conversion of the Existing Shares into the New Shares will produce no gain or loss to the Company.

      The Company’s opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the state in which the shareholder resides. The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, state and local tax consequences of the Reverse Stock Split.

Canadian Federal Income Tax Considerations

      The following summary describes the principal Canadian federal income tax considerations of the Reverse Stock Split generally applicable to holders of Exchangeable Shares or Common Stock (a “Canadian Holder”) who, for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”), are or are deemed to be, resident in Canada, hold their shares as capital property and deal at arm’s length with the Company.

      This summary is based upon the current provisions of the Canadian Tax Act and the regulations under that Act in force as of the date of this proxy statement, the Company’s understanding of the current published administrative practices of the Canada Customs and Revenue Agency (“CCRA”) and all specific proposals to amend the Canadian Tax Act and regulations announced by the Minister of Finance (Canada) prior to the date of this proxy statement. This summary does not take into account provincial, territorial or foreign tax considerations which may differ from those discussed in this proxy statement, nor does it address the tax consequences to “financial institutions” as defined in the Canadian Tax Act.

      This summary is of a general nature only and it is not intended to be, nor should it be construed as, legal or tax advice to any Canadian Holder. Accordingly, Canadian Holders should consult their own tax advisors in analyzing the Canadian tax consequences to them in light of their particular circumstances.

      A holder of Common Stock or Exchangeable Shares generally will not realize a capital gain or a capital loss under the Canadian Tax Act on the Reverse Stock Split and the adjusted cost base to the shareholder of the New Shares immediately after the Reverse Stock Split will be equal to the aggregate adjusted cost base to the shareholder of the Common Stock and/or Exchangeable Shares immediately before the Reverse Stock Split.

Vote Required

      Approval of the Certificate of Amendment to the Amended and Restated Articles of Incorporation and the Reverse Stock Split will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock, including shares of certain securities that are convertible into or exchangeable for Common Stock, entitled to vote at the Annual Meeting, whether or not present or represented by proxy at the Annual Meeting, and a majority of the issued and outstanding shares of Series D Preferred Stock, each voting as a single class.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE (a) FOR APPROVAL OF THE PROPOSAL TO PERMIT THE BOARD OF DIRECTORS, AT ITS SOLE DISCRETION, TO AMEND THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK AT A SPECIFIC RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS WITHIN A RANGE FROM 1-FOR-2 TO 1-FOR-10 AND (b) FOR APPROVAL OF THE FORM OF THE CERTIFICATE OF AMENDMENT.

UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE APPROVAL OF THE GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT AT A RATIO WITHIN A RANGE FROM 1-FOR-2 TO 1-FOR-10 AND THE FORM OF CERTIFICATE OF AMENDMENT.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO BYLAWS

      In April 2003, in connection with its consideration of recent corporate governance proposals, the Board reviewed the Company’s Bylaws. Acting pursuant to the power set forth in the Bylaws, the Board approved an amendment to the Bylaws on April 24, 2003 to reflect the Company’s evolving corporate governance policies.

      Although the Board has the power to amend or repeal the Bylaws, any change to the provision in the Bylaws prescribing the authorized number of directors who serve on the Board requires the approval of the Company’s shareholders. The Bylaws currently provide that the authorized number of directors on the Board shall be fixed from time to time within the range of four (4) to seven (7) directors by resolution of the Board or by a bylaw or amendment to the bylaws duly adopted by the shareholders holding at least 66 2/3% of the shares represented at a duly held shareholder meeting. Pursuant to resolution of the Board, the number of directors as of the Annual Meeting has been fixed at seven.

      In considering recent corporate governance proposals, the Board concluded that it was desirable to increase the number of directors authorized to serve on the Board. The Board has adopted an amendment to Article III, Section 2 of the Bylaws which, subject to shareholder approval, increases the authorized number of directors from the current range of four (4) to seven (7) directors to a range of five (5) to nine (9) directors. In addition, the amendment provides that the exact number of directors will be fixed from time to time within the prescribed range by a resolution of either the Board or by a bylaw or amendment thereof duly adopted by the vote of 66 2/3% of the shares represented and voting at a duly held meeting of shareholders. The Board believes that this amendment is in the best interests of the Company and its shareholders because it will enable the Company to identify, appoint and nominate for election, additional highly qualified individuals to serve as independent directors. The proposed amendment would become effective immediately following approval by the shareholders. The Board further resolved that, following approval of this amendment by the shareholders, the number of directors on the Board will remain fixed at seven.

      The full text of the amended Article III, Section 2 is:

“Section 2. Number

The authorized number of directors shall not be less than five (5) nor more than nine (9). The exact authorized number of directors shall be fixed from time to time, within the limits specified in this Section 2 or in the articles of incorporation, by the Board of Directors, or by a bylaw or amendment thereof duly adopted by the vote of 66 2/3% of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least 66 2/3% of the required quorum).”

Vote Required

      The affirmative vote of holders of common stock representing at least 66 2/3% of the voting power of the issued and outstanding Common Stock, including shares of certain securities that are convertible into or exchangeable for Common Stock, whether or not present or represented by proxy and voting at the Annual Meeting, is required for approval of the amendment to Article III, Section 2 of the Bylaws.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS THIS PROPOSAL TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE APPROVAL OF THE AMENDMENT TO THE BYLAWS AS PROVIDED IN PROPOSAL THREE.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The Board has selected PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of independent accountants for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the fiscal year ended 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm in 2003. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Audit Fee Disclosures

      Set forth below is a discussion of the fees for which PricewaterhouseCoopers LLP billed the Company in connection with fiscal year 2002.

      Audit Fees. Fees billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for fiscal year 2002 and for the review of the financial statements included in the Company’s quarterly reports on Form 10-Q totaled approximately $281,000.

      Financial Information Systems Design and Implementation Fees. There were no fees billed to the Company for financial information systems design and implementation services provided by PricewaterhouseCoopers LLP during fiscal year 2002.

      All Other Fees. Fees billed to the Company by PricewaterhouseCoopers LLP for all other non-audit services rendered totaled approximately $565,065 for fiscal year 2002. These professional services were related to accounting, domestic and international tax compliance, tax planning and other technical accounting advice.

      Audit Committee Independence. The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing the Company with non-audit services, such as accounting, domestic and international tax compliance, tax planning and other technical accounting advice, and has concluded that such services are compatible with PricewaterhouseCoopers LLP’s independence from management and from the Company.

      All persons who spent more then fifty percent of their hours of employment on performing audits of us during fiscal year 2002 were full-time permanent employees of PricewaterhouseCoopers LLP.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Common Stock, including shares of certain securities that are convertible into or exchangeable for Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS.

UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS NAMED IN EACH PROXY WILL VOTE THE SHARES FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS.

REPORT OF THE AUDIT COMMITTEE1

      The Audit Committee acts under a written charter first adopted and approved by the Board of Directors and the Audit Committee in June 2000 and amended in June 2002. All of the members of the Audit Committee are independent as defined by the Company’s standards as set forth in the Audit Committee Charter and the independence standards established by the Nasdaq Stock Market, with the exception of Mr. Ford who may not be considered wholly independent because he is a managing member of General Atlantic Partners, LLC, one of our affiliates. In compliance with Rule 4350(d)(2)(B) of the Nasdaq Stock Market’s listing standards, the Company’s Board of Directors determined that Mr. Ford’s continued membership on the Audit Committee is in the best interests of the Company and its shareholders because of the extent of his knowledge and experience in financial matters.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

      In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements for the fiscal year ended December 31, 2002. Additionally, in June 2002, the Board of Directors amended the Audit Committee Charter.

      The Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Audit Committee took several steps in making this recommendation for 2002, including, discussing with PricewaterhouseCoopers LLP, the Company’s independent accountants, those matters the independent accountants communicated to and reviewed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. Additionally, the Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 61. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

      In addition, the Audit Committee has discussed with the Company’s independent accountants, their independence from management and the Company, including the matters received in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. This discussion and disclosure informed the Audit Committee of the accountants’ independence, and assisted the Audit Committee in evaluating such independence.

      Finally, the Audit Committee reviewed and discussed, with the Company’s management and the independent accountants, the Company’s audited consolidated balance sheet at December 31, 2002 and December 31, 2001 and consolidated statements of operations, shareholders’ equity and cash flows for the three years ended December 31, 2002. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereto and irrespective of any general incorporation language contained in such filing.

financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

AUDIT COMMITTEE

Ross Dove[1]
Raul J. Fernandez[2]
William E. Ford
Steven R. Springsteel[1]

1 Appointed to the Audit Committee at a meeting of the Board of Directors held on April 24, 2003. Accordingly, Mr. Dove and Mr. Springsteel did not participate in the activities described above in this report. On April 24, 2003, Jeffrey Webber resigned from the Board of Directors and the Audit Committee. Mr. Webber served on the Audit Committee throughout 2002 and participated in the activities described above in this report.

2 Served on Audit Committee during 2002, but is not a current member of the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Proposals of shareholders that are intended to be presented at the Company’s Annual Meeting of Shareholders in 2004 must be received by the Secretary of the Company by January 23, 2004, to be included in the proxy statement and proxy relating to that meeting. Shareholder proposals received by the Company after that time are considered untimely. In addition, a shareholder proposal will be ineligible for presentation at the meeting unless the shareholder gives such timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the shareholder’s notice not less than 120 days before the date the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting, or January 23, 2004.

MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

      The Board is not aware of any other matters to come before the meeting. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed Proxy promptly.

      The Company’s 2002 Annual Report on Form 10-K, as amended, has been mailed with this Proxy Statement. The Company will provide copies of the exhibits to the Annual Report on Form 10-K, as amended, but will charge a reasonable fee per page to any requesting shareholder. Shareholders of record may make such request in writing to the Company at 350 The Embarcadero, San Francisco, California 94105-1204, Attention: Michael Bishop, Investor Relations Manager. The request must include a representation by the shareholder that as of May 13, 2003, the shareholder was entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

Michael J. Zukerman
Senior Vice President,
General Counsel and Secretary

Dated: May 20, 2003

Appendix A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CRITICAL PATH, INC.,
a California corporation

      The undersigned, William E. McGlashan, Jr. and Michael J. Zukerman, do hereby certify that:

1. They are the duly elected and acting Chief Executive Officer and Senior Vice President, General Counsel and Secretary, respectively, of Critical Path, Inc., a California corporation (the “Corporation”).

2. Articles of Incorporation of this Corporation were originally filed with the Secretary of State of California on February 19, 1997 under the name Digital Post Office Corporation. An amended and restated set of the Articles of Incorporation were filed on August 27, 1997 with the name of the Corporation changed to Critical Paths Inc. On March 26, 1998 the Corporation filed an Amended and Restated Articles of Incorporation and again changed the name of the Corporation to Critical Path, Inc. and altered the capital structure of the Corporation. On September 4, 1998, the Corporation filed an Amended and Restated Articles of Incorporation altering the capital structure and authorized stock. On December 29, 1998 the Corporation filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation revising the capital structure of the Corporation. On January 14, 1999, the Corporation filed an additional Certificate of Amendment to the Amended and Restated Articles of Incorporation again revising its capital structure. On April 29, 1999 the Corporation filed a fully Amended and Restated Articles of Incorporation increasing the authorized shares of the Corporation to 155,000,000. On March 9, 2000, the Corporation authorized and issued the Special Voting Stock in connection with the closing of the acquisition of The DocSpace Company, amending its Articles of Incorporation to reflect such issuance. On January 10, 2001, the Corporation filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation that increased the authorized shares outstanding to 505,000,000. On May 11, 2001, the Corporation filed a Certificate of Determination of Rights, Preferences and Privileges of Series C Participating Preferred Stock. Finally in November 9, 2001, the Corporation filed a Certificate of the Powers, Designations, Preferences and Rights to the Amended and Restated Articles of Incorporation of Series D Cumulative Redeemable Convertible Participating Preferred Stock.

3. Pursuant to Section 907 of the California Corporations Code, this Certificate of Amendment amends Article III of the Corporation’s Articles of Incorporation such that Article III of the Corporation’s Articles of Incorporation shall read in full as follows:

“ARTICLE III

STOCK

      This Corporation is authorized to issue two classes of stock to be designated respectively, Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”). The total number of shares of capital stock which the Corporation is authorized to issue is  (                              ) shares, of which                               (                              ) shares shall be Common Stock, and five million (5,000,000) shares shall be Preferred Stock. Both the Common Stock and the Preferred Stock shall have par value of $0.001 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized, within the limitations and restrictions stated in this Amended and Restated Articles of Incorporation, to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      Upon the date of filing of this Certificate of Amendment with the California Secretary of State (the “Effective Date”) each one of the outstanding shares of the Corporation’s Common Stock shall be converted and reconstituted into [                              ] of a share of the Common Stock of the Corporation (the “Reverse Stock Split”). The outstanding and authorized number of shares and relative powers, rights and restrictions of the Corporation’s Series D Cumulative Redeemable Convertible Participating Preferred Stock (the “Series D Preferred Stock”) and Series C Participating Preferred Stock shall not be effected by the Reverse Stock Split, except as to proportional adjustments to the conversion ratio for the outstanding Series D Preferred Stock and Series C Preferred Stock. No fractional share shall be issued in connection with the Reverse Stock Split, instead, all shares of common stock so split that are held by a shareholder would otherwise be entitled as a result of the Reverse Stock Split, the Corporation shall pay such holder a cash amount, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled by (ii) the average closing sale price of the shares of common stock (on a post-split basis) for the ten trading days immediately prior to the Effective Date or, if no such sale takes place in such days, the average of the close bid and asked prices for such days (on a post-split basis), in each case as officially reported by the Nasdaq National Market, or such exchange as may be applicable. Shares of common stock that were outstanding prior to the Reverse Stock Split and that are not outstanding after and as a result of the Reverse Stock Split shall resume the status of authorized but unissued shares of common stock.”

4. The foregoing amendment to the Amended and Restated Articles of Incorporation has been duly approved by this Corporation’s Board of Directors. The forgoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation is shares of Common Stock, shares of Series D Preferred Stock and one share of Special Voting Stock. The number of shares voting in favor of the amendment equaled or exceed the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time of this amendment was more than 50% of the outstanding Common

Stock and the votes represented by the Special Voting Stock, voting together as a class and more than 50% of the outstanding Series D Preferred Stock, voting separately as a class.

CRITICAL PATH, INC.

By:

______________________________________ William E. McGlashan, Jr.
Chief Executive Officer and Chairman of the
Board of Directors

Dated:                     , 2003

By:

______________________________________ Michael J. Zukerman
Senior Vice President, General Counsel
and Secretary

Dated:                     , 2003

CRITICAL PATH, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS
To be held on June 25, 2003

The undersigned hereby appoints William E. McGlashan, Jr. and Michael J. Zukerman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Critical Path, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Critical Path, Inc. to be held at the Park Hyatt Hotel located at 333 Battery Street, San Francisco, California on Wednesday, June 25, 2003 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

Unless a contrary direction is indicated, this Proxy will be voted FOR the election of directors, FOR Proposal 2, 3 and 4 as more specifically described in the Proxy Statement, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1:	To elect six directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified consisting of William E. McGlashan, Jr., William S. Cohen, Ross Dove, Raul J. Fernandez, Wm. Christopher Gorog and Steven R. Springsteel:

☐ FOR ALL NOMINEES ☐ WITHHELD FROM ALL NOMINEES

☐ FOR ALL NOMINEES, EXCEPT AS NOTED BELOW

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:	To approve a) the grant of sole discretionary authority to Critical Path’s Board of Directors to amend Critical Path’s Amended and Restated Articles of Incorporation to effect a reverse stock split of Critical Path’s Common Stock at a specific ratio to be determined by the Board of Directors within a range from 1-for-2 to 1-for-10; and b) the form of the Certificate of Amendment of Amended and Restated Articles of Incorporation by which the Board of Directors may consummate such action;

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3:	To approve an amendment to the Company’s Bylaws to increase the authorized number of directors on the Board of Directors from a range of four (4) to seven (7) directors to a range of five (5) to nine (9) directors;

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

PROPOSAL 4:	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the 2003 fiscal year.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

In their discretion, the proxies of the undersigned are authorized to vote upon such other business as may properly come before the meeting or any postponements, continuations and adjournments thereof.

Dated: , 2003

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date, sign and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.